UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Thomas Weisel Partners Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:
(4)	Date Filed:

One Montgomery Street

San Francisco, California 94104

April 2, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Thomas Weisel Partners Group, Inc. (the “Annual Meeting”) which will be held on Wednesday, May 20, 2009, at 8:00 a.m., Pacific time. The Annual Meeting will take place at our corporate headquarters at One Montgomery Street, 35th Floor, San Francisco, California 94104. At the Annual Meeting, we will:

(1)	Elect seven directors to serve until our subsequent annual meeting;
(2)	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2009; and
(3)	Conduct any other business that properly comes before the Annual Meeting.

All holders of record of common stock and special voting preferred stock of Thomas Weisel Partners Group, Inc. as of April 1, 2009 will be entitled to vote at the 2009 Annual Meeting of Shareholders.

Enclosed are the following for your review:

•	Notice of 2009 Annual Meeting of Shareholders and Proxy Statement;
•	Proxy Card or Voting Instruction Card (and return envelope); and
•	2008 Annual Report.

Your vote is very important to us and your shares should be represented and voted, whether or not you plan to personally attend the Annual Meeting.

Sincerely,

/s/ Thomas W. Weisel

Thomas W. Weisel

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL.

This proxy statement and accompanying proxy card are first being distributed on or about April 17, 2009.

One Montgomery Street

San Francisco, California 94104

_________

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

_________

Time & Date:	May 20, 2009, at 8:00 a.m., Pacific time

Location:	One Montgomery Street, 35th Floor, San Francisco, California (enter at 120 Kearny Street)

Items of Business:	•Elect seven directors to serve until our subsequent annual meeting;
•Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2009; and
•Conduct any other business that properly comes before the Annual Meeting.
Record Date for Voting:	April 1, 2009

Inspection of List of Shareholders of Record:
A list of the shareholders of record as of April 1, 2009 will be available for inspection during ordinary business hours at the office of our General Counsel and Secretary, One Montgomery Street, 37th Floor, San Francisco, California 94104, from May 6, 2009 to May 20, 2009, as well as at the Annual Meeting.

Holders of Exchangeable Shares:
If you hold Exchangeable Shares in TWP Acquisition Company (Canada), Inc. and you wish to direct the Trustee to cast the votes represented by your Exchangeable Shares attached to the Special Voting Preferred Stock, you should follow carefully the voting instructions that are included in the Notice to Exchangeable Shareholders that accompanies this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

Additional Information:	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.

By Order of the Board of Directors,

/s/ Mark P. Fisher

Mark P. Fisher

Secretary

April 2, 2009

One Montgomery Street

San Francisco, California 94104

PROXY STATEMENT

_________

2009 ANNUAL MEETING OF SHAREHOLDERS

May 20, 2009

_________

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Thomas Weisel Partners Group, Inc., a Delaware corporation (which we refer to as “Thomas Weisel Partners,” the “Company,” the “firm,” “we,” “our” or “us” and when so referring include, as applicable, our predecessor limited liability company), to be used at our Annual Meeting of Shareholders on Wednesday, May 20, 2009, at 8:00 a.m., Pacific time, and at any adjournments or postponements of the Annual Meeting.  The approximate date on which this Proxy Statement and the accompanying proxy materials are first being mailed to shareholders is April 17, 2009.

Holders of our common stock, par value $0.01 per share, as of the close of business on April 1, 2009, will be entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote for each matter to be voted on and a majority of shares will constitute a quorum at the Annual Meeting.  In addition, we have issued one share of Special Voting Preferred Stock, par value $0.01 per share, through which the holders of exchangeable shares issued by TWP Acquisition Company (Canada), Inc., a Canadian corporation (the “Exchangeable Shares”) and our indirect subsidiary, may exercise voting rights. The Exchangeable Shares were issued in connection with our acquisition of Westwind Capital Corporation in January 2008 (“Westwind”). The Special Voting Preferred Stock provides a mechanism for holders of Exchangeable Shares, which are intended to be substantially the voting equivalent of our common stock, to vote with our common stock. The share of Special Voting Preferred Stock is entitled to one vote for each Exchangeable Share, excluding shares held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, on all matters on which our common stock is entitled to vote. CIBC Mellon Trust Company, the trustee holder of the Special Voting Preferred Stock, has the right to cast a number of votes equal to the number of then-outstanding Exchangeable Shares, but will only cast a number of votes equal to the number of Exchangeable Shares as to which it has received a voting instruction card from the owners of record of the Exchangeable Shares (other than Thomas Weisel Partners and any person directly or indirectly controlled by or under common control with Thomas Weisel Partners), on the relevant record date.

On April 1, 2009, there were 24,872,804 shares of our common stock outstanding held by approximately 114 stockholders of record and one share of Special Voting Preferred Stock held by the Trustee (representing 6,639,478 Exchangeable Shares entitled to give voting instructions and therefore entitled to 6,639,478 votes).

Proxy cards are enclosed for holders of our common stock and voting instruction cards are enclosed for holders of Exchangeable Shares.

We do not have cumulative voting, and there are no appraisal or dissenters’ rights associated with any of the matters we have scheduled for a vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING

 Information for Holders of Common Stock

You can vote your shares by marking, signing and returning the enclosed proxy card, or you can vote through the Internet or by telephone. If you properly submit your proxy by any of these methods and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign your proxy card but do not mark it to give voting instructions, your shares will be voted as follows:

•	FOR the election of our director nominees;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors; and

otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournment or postponement thereof.

A proxy submitted through the Internet or by telephone may be revoked by (i) executing a later-dated proxy card that is received prior to 11:59 p.m., New York City time, on May 19, 2009, (ii) subsequently submitting a new proxy through the Internet or by telephone prior to 11:59 p.m., New York City time, on May 19, 2009 or (iii) attending the Annual Meeting and voting in person. A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by (i) giving written notice to our Secretary and General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104, (ii) subsequently submitting another proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 1, 2009, the record date for voting. If you hold shares in “street name,” then in order to vote at the Annual Meeting you will also need to bring a valid “legal proxy,” which you can obtain by contacting your account representative at the bank, broker or nominee through which you hold your shares.

 Information for Holders of Exchangeable Shares

Instructions for voting and revocation of voting instructions, as well as instructions for attending the Annual Meeting if you hold Exchangeable Shares, are included in the Notice to Exchangeable Shareholders that is being provided to holders of Exchangeable Shares along with this Proxy Statement.

 Quorum Requirements

The holders of shares entitled to cast a majority of the total votes of the outstanding shares of stock on April 1, 2009, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.  Withheld votes, abstentions and “broker non-votes” are treated as present for quorum purposes.

 Voting Requirements

Election of Directors.  You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly, the seven nominees receiving the highest number of votes “for” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors.  You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent auditors. A majority of the votes cast “for” or “against” ratification must be voted “for” the ratification for it to pass. An abstention is not treated as a vote “for” or “against,” and will have no effect on the outcome of the vote.

Broker Authority to Vote

Under the rules of the New York Stock Exchange, Inc. (the “NYSE”), member brokers (other than our broker-dealer subsidiary, Thomas Weisel Partners LLC) that do not receive instructions from their customers to vote may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of independent auditors because these are “discretionary” under the NYSE rules. Because Thomas Weisel Partners LLC is affiliated with Thomas Weisel Partners Group, Inc., NYSE policy specifies that, if Thomas Weisel Partners LLC does not receive voting instructions regarding shares held by it in “street name” for its customers, it may vote these shares on these discretionary proposals only in the same proportion as all other shares of record are voted with respect to each such proposal.

 Independent Election Inspector

We have retained Broadridge Financial Solutions to receive and tabulate the votes in connection with our Annual Meeting.  We have also retained through Broadridge Financial Solutions, an independent election inspector. The independent election inspector, currently expected to be Andrew M. Wilcox, will certify the election results and perform any other acts required by the Delaware General Corporation Law.

 Expenses of Solicitation

We are paying for costs associated with the preparation of proxy materials and solicitation of proxies from our shareholders and voting instructions from holders of Exchangeable Shares for the Annual Meeting.  Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to our shareholders and beneficial owners of our common stock and Exchangeable Shares in accordance with applicable rules. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone, by fax or by electronic or other means of communication, but they will not receive special compensation for such activities.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at www.sec.gov.

We maintain a public internet site at www.tweisel.com and make available free of charge through our internet site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our Board of Directors’ Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee, as well as our Corporate Governance Guidelines, our Code of Conduct and Ethics governing our directors, officers and employees and other related materials. The information on our website is not part of this Proxy Statement.

ISSUE ONE:

ELECTION OF DIRECTORS

Our Board of Directors presently consists of eight members: Thomas W. Weisel, our Chief Executive Officer and the Chairman of our Board of Directors, Thomas I.A. Allen, Matthew R. Barger, Michael W. Brown, B. Kipling Hagopian, Alton F. Irby III, Timothy A. Koogle and Michael G. McCaffery. All of our directors are elected annually for a term expiring at the annual meeting of shareholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

For the 2009/2010 term, our Board of Directors will consist of seven directors.  The seven director nominees are Thomas W. Weisel, Thomas I.A. Allen, Matthew R. Barger, Michael W. Brown, B. Kipling Hagopian, Alton F. Irby III and Timothy A. Koogle.  Mr. McCaffery is not standing for election at our Annual Meeting.  Each of the seven nominees is currently a member of the Board of Directors and has been recommended for re-election to the Board of Directors by our Corporate Governance and Nominations Committee and approved and nominated for re-election by the Board of Directors.

 Independence of Non-Employee Directors

Our Board of Directors and Corporate Governance and Nominations Committee has analyzed the independence of each nominee for the Board of Directors and has determined that each of Mr. Allen, Mr. Barger, Mr. Brown, Mr. Hagopian, Mr. Irby and Mr. Koogle is independent of us under both our Standards Regarding Director Independence Determinations and the applicable Nasdaq Stock Market listing standards. In addition, our Board of Directors and its Corporate Governance and Nominations Committee has determined that each member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Standards Regarding Director Independence Determinations are available in the “Investor Relations — Corporate Governance” section of our website www.tweisel.com.

In connection with the independence determinations, our Corporate Governance and Nominations Committee and the Board of Directors considered all of the relationships between each independent director and us, and in particular the following types of relationships: (i) brokerage and investment banking relationships between us and any independent director, their family members and entities any of them are affiliated with or in which they are significantly invested, (ii) relationships between us and any third-party vendor that is affiliated with any independent director or any of their family members or in which any of them are significantly invested and (iii) relationships with Deloitte & Touche LLP, our independent auditors.

 Nominees for Election as Directors

At the Annual Meeting, our shareholders will be asked to elect our seven director nominees set forth below. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Corporate Governance and Nominations Committee and designated by the Board of Directors.

All of the nominees currently are members of the Board of Directors, and all of the nominees have been recommended for re-election to the Board of Directors by our Corporate Governance and Nominations Committee and approved and nominated for re-election by the Board of Directors. Set forth below is information as of April 2009 regarding the nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly, the seven nominees receiving the highest number of votes “for” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Thomas W. Weisel  – Mr. Weisel, age 68, has served as our Chairman and Chief Executive Officer since October 1998 and has been a director of Thomas Weisel Partners Group, Inc. since October 2005. Prior to founding Thomas Weisel Partners, from 1978 until September 1998, Mr. Weisel was Chairman and Chief Executive Officer of Montgomery Securities, an investment banking and financial services firm. Mr. Weisel also founded and served as President of Montgomery Sports, which was also known as Tailwind Sports. Mr. Weisel received a bachelor of arts degree from Stanford University and an M.B.A. from Harvard Business School.

Thomas I.A. Allen  – Mr. Allen, age 69, has been a director of Thomas Weisel Partners Group, Inc. since February 2008. Mr. Allen was a Partner of, and is of Counsel to, Ogilvy Renault LLP, an international law firm based in Canada. Mr. Allen served as a director of Westwind Capital Corporation, prior to its acquisition by Thomas Weisel Partners in January 2008. Mr. Allen also serves as a director of Mundoro Mining Inc., Terra Nova Minerals Inc., YM BioSciences Inc. and Middlefield Bancorp Limited. Mr. Allen is a Fellow of the Chartered Institute of Arbitrators (London, England). He is also past Chairman of the Accounting Standards Oversight Council of Canada and a former member of the Advisory Board of the Office of the Superintendent of Financial Institutions of Canada and past Chairman of the Corporate Finance Committee of the Investment Dealers Association of Canada (IDA), a former public director of the IDA, and a former member of the IDA’s Executive Committee. Mr. Allen holds a bachelor of arts degree and an LL.B, both from the University of Western Ontario.

Matthew R. Barger  – Mr. Barger, age 51, has been a director of Thomas Weisel Partners Group, Inc. since February 2007 and has served as the chairman of our Compensation Committee during that time. Mr. Barger is currently a Senior Advisor to Hellman & Friedman LLC, a private equity firm. Mr. Barger joined Hellman & Friedman in 1984 and has held several positions during his tenure, including that of Managing General Partner. Prior to joining Hellman & Friedman, Mr. Barger was an associate in the Corporate Finance Department of Lehman Brothers Kuhn Loeb. Mr. Barger serves as a director of Hall Capital Partners, an investment advisory firm, and also serves as an Advisory Board member of Artisan Partners and of Mondrian Investment Partners, both investment advisory firms. Mr. Barger holds a bachelor’s degree from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Michael W. Brown  – Mr. Brown, age 63, has been a director of Thomas Weisel Partners Group, Inc. since February 2007. Mr. Brown was an officer of Microsoft Corporation from December 1989 through July 1997, serving as Vice President and Chief Financial Officer from August 1994 to July 1997, as Vice President – Finance from April 1993 to August 1994 and as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of EMC Corporation, a provider of information management systems, software and services, a director of VMware, Inc., a provider of computer virtualization solutions, and a director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration. Mr. Brown is also a director of several private companies. Mr. Brown is a past Chairman of the Nasdaq Stock Market Board of Directors and a past governor of the National Association of Securities Dealers and is a member of the University of Washington Business School Advisory Board. Mr. Brown holds a bachelor of science degree in economics from the University of Washington in Seattle.

B. Kipling Hagopian  – Mr. Hagopian, age 67, has been a director of Thomas Weisel Partners Group, Inc. since January 2006 and has served as the chairman of our Corporate Governance and Nominations Committee and as a member of our Audit Committee and Compensation Committee during that time. Mr. Hagopian was a founder of Brentwood Associates, a venture capital investment company, and was a general partner of all of the funds started by Brentwood Associates from inception in 1972 until 1996. He was a General Partner of Brentwood Associates until 1996. He has been a Special Limited Partner of each of the five Brentwood funds started since 1989, and is a Special Advisory Partner to Redpoint Ventures I which is a successor to Brentwood Associates’ information technology funds. Mr. Hagopian is also Chairman and President of Segue Productions, a feature film production company, and a Managing Partner of Apple Oaks Partners LLC, a private investment company which manages his own capital and the capital of one other individual. Mr. Hagopian serves as Chairman of the Board of Directors of Maxim Integrated Products, a semiconductor company. Mr. Hagopian holds a bachelor of arts degree and an M.B.A., both from the University of California, Los Angeles.

Alton F. Irby III  – Mr. Irby, age 68, has been a director of Thomas Weisel Partners Group, Inc. since February 2008. Mr. Irby is a founding partner of London Bay Capital LLC, a privately held investment firm, which was founded in May 2006 and he was founding partner of Tricorn Partners LLP, a privately held investment bank from May 2003 to May 2006. Prior to founding Tricorn Partners, Mr. Irby was Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, and was a founding partner of Hambro Magan Irby Holdings. He is the chairman of ContentFilm plc and also serves as a director of McKesson Corporation (and of one of McKesson Corporation’s U.K. subsidiaries) and several other privately held firms. Mr. Irby holds a bachelor’s degree from the Georgia Institute of Technology and served four years on active duty as an intelligence officer in the U.S. Marine Corps.

Timothy A. Koogle  – Mr. Koogle, age 57, has been a director of Thomas Weisel Partners Group, Inc. since January 2006. In 1978, Mr. Koogle founded Phase 2, Inc., which was sold to Motorola, Inc. in 1981. Mr. Koogle served in a number of executive management positions with Motorola between 1981 and 1990. He was President of Intermec Corporation and Corporate Vice President of its parent company, Western Atlas/ Litton, a multinational technology company from 1990 to 1995. Mr. Koogle was the founding Chief Executive Officer of Yahoo! Inc. from July 1995 to May 2001 and Chairman of the Board of Directors of Yahoo! from 1999 to 2001. Mr. Koogle served as Vice Chairman and Director of Yahoo! from May 2001 to August 2003. He is currently a private venture investor engaged in the formation and growth of early stage technology companies. He is also founder and Chief Executive Officer of Serendipity Land Holdings, LLC, a private land development company, and the Managing Director of The Koogle Foundation, a private philanthropic organization focused on the education of underprivileged youth. Mr. Koogle holds a bachelor of science degree from the University of Virginia and M.S. and D. Engr. degrees in mechanical engineering from Stanford University.

There are no family relationships between any director or executive officer of Thomas Weisel Partners Group, Inc. and any other director or executive officer of Thomas Weisel Partners Group, Inc.

 Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Mr. Weisel, Mr. Allen, Mr. Barger, Mr. Brown, Mr. Hagopian, Mr. Irby and Mr. Koogle to the Board of Directors.

 The Board of Directors and Its Committees

Our Board of Directors held five meetings during 2008. Each of our directors, other than Mr. Koogle, attended at least 75% in the aggregate of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2008. Attendance at Board of Directors and committee meetings during 2008 averaged above 87% for our directors as a group. We encourage our directors to attend annual meetings of shareholders and we have scheduled our 2009 second quarter Board of Directors and committee meetings to coincide with the Annual Meeting. All of our directors except for Mr. Koogle and Mr. Allen attended our last annual meeting of shareholders. Information about how to communicate with our Board of Directors or any member or committee of the Board of Directors is set forth herein under “Communicating with the Board of Directors”.

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has separately designated a standing Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee, and from time to time may establish other committees to facilitate the management of our business. Our Board of Directors has established a policy that committee chairmanships should be rotated at least once every three years.

Audit Committee.   Our Audit Committee is currently comprised of two independent directors, who currently are Mr. McCaffery and Mr. Brown, in compliance with the applicable rules of The Nasdaq Stock Market. Mr. McCaffery is the Chairman of the Audit Committee. If all of our director nominees are elected, then effective on May 20, 2009 the membership of our Audit Committee would change and thereafter the Audit Committee would consist of  the following three independent directors: Mr. Brown (Chair), Mr. Allen and Mr. Irby.

Our Board of Directors has determined that each current and prospective member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each of Mr. McCaffery and Mr. Brown is an audit committee financial expert within the meaning of the rules of the SEC. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act.

Our Audit Committee reviews and reports to the Board of Directors on our internal controls over financial reporting, our annual and quarterly financial statements and related reports and disclosures, significant accounting policies and practices and the performance of our internal audit function. The Audit Committee is also responsible for the engagement and oversight of our independent auditors, the scope of the audit to be undertaken by our auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. Our Audit Committee has a charter that is available in the “Investor Relations — Corporate Governance” section of our website at http://www.tweisel.com. During 2008, our Audit Committee met 12 times, including six executive sessions with our independent auditors. The head of our internal audit department also reports directly to the Audit Committee and, when appropriate, participates in executive sessions with the Audit Committee.

Compensation Committee.   In compliance with the applicable rules of The Nasdaq Stock Market, our Compensation Committee is currently comprised of three independent directors, who currently are Mr. Barger, Mr. Irby and Mr. Koogle. Mr. Barger is the Chairman of our Compensation Committee. If all of our director nominees are elected, then effective on May 20, 2009 (i) the membership of our Compensation Committee would not change and the Compensation Committee would continue to consist of the following three independent directors: Mr. Barger (Chair), Mr. Irby and Mr. Koogle.

Our Board of Directors has determined that each current and prospective member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of our executive officers. The Compensation Committee also exercises all authority under our Equity Incentive Plan. From time to time, and in connection with the determination of bonus payments, the Compensation Committee approves an aggregate bonus or equity award pool and delegates to management the authority to allocate such aggregate amounts among individual employees other than executive officers. During 2008, our Compensation Committee met 6 times. Our Compensation Committee has the authority under its charter to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. Our Compensation Committee has a charter that is available in the “Investor Relations – Corporate Governance” section of our website at http://www.tweisel.com.

Under its charter, our Compensation Committee is specifically charged with, among other things: (i) determining and approving, or recommending to the Board of Directors for determination and approval, the compensation of our Chief Executive Officer and (ii) determining and approving, or recommending to the Board of Directors for determination and approval, the compensation of our other executive officers. A further description of the process for the consideration and determination of the compensation of our executive officers, including the role of executives in that process, is included in our “Compensation Discussion and Analysis” herein. Our Corporate Governance and Nominations Committee reviews and recommends to the Board of Directors the form and amounts of compensation for our non-employee directors.

Compensation Committee Interlocks and Insider Participation.   No member of our Compensation Committee is or has previously been an officer or employee of Thomas Weisel Partners. None of our executive officers serves as a member of the board of directors or compensation committee (or body performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominations Committee.   Our Corporate Governance and Nominations Committee is comprised of three independent directors, who currently are Mr. Allen, Mr. Brown and Mr. Hagopian, in compliance with the applicable rules of The Nasdaq Stock Market. Mr. Hagopian is the Chairman of the Corporate Governance and Nominations Committee. If all of our director nominees are elected, then effective on May 20, 2009 the membership of our Corporate Governance and Nominations Committee would change and thereafter the Corporate Governance and Nominations Committee would consist of the following three independent directors: Mr. Hagopian (Chair), Mr. Allen and Mr. Koogle.

Our Corporate Governance and Nominations Committee identifies and recommends nominees to our Board of Directors and oversees compliance with our Corporate Governance Guidelines. During 2008, our Corporate Governance and Nominations Committee met 3 times. Our Corporate Governance and Nominations Committee has a charter that is available in the “Investor Relations —  Corporate Governance” section of our website. In addition, our Corporate Governance Guidelines and our Standards Regarding Director Independence Determinations are also available in this section of our website at http://www.tweisel.com.

In accordance with our Corporate Governance Guidelines, qualified candidates for membership on our Board of Directors are identified and recommended by the Corporate Governance and Nominations Committee based primarily on the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
•	Diversity of viewpoints, backgrounds, experiences and other demographics;
•	Business or other relevant experience; and
•
The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to the needs of Thomas Weisel Partners Group, Inc.

Under our Corporate Governance Guidelines, the Corporate Governance and Nominations Committee will evaluate candidates for Board membership nominated by stockholders in accordance with our By-Laws in the same manner as other candidates identified by or to the Corporate Governance and Nominations Committee. Under its charter, the Corporate Governance and Nominations Committee may retain outside consultants to assist in identifying candidates; however, during 2008 no outside consultant was retained for this purpose.

A holder of our common stock may nominate an individual for election to our Board of Directors in the manner set forth in, and in accordance with the provisions of, our By-Laws and any such nominee will be given appropriate consideration by the Corporate Governance and Nominations Committee in accordance with, among other things, our Corporate Governance Guidelines. Under Section 1.11(b) of our By-Laws, as a general matter in order for a nomination to be properly brought before the annual meeting of our shareholders to be held in 2010, notice of a nomination must be delivered to our corporate Secretary before the later of (1) ninety days prior to the date of our 2010 Annual Meeting and (2) the tenth day following the date on which we first publicly announce the date of our 2010 Annual Meeting. In any notice of nomination, the nominating shareholder must include a statement in writing setting forth (i) the name of the person or persons to be nominated, (ii) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominee, (iii) the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of the SEC’s Regulation S-K, (iv) the nominee’s signed consent to serve as a director if elected, (v) the nominating shareholder’s name and address and (vi) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominating shareholder. A copy of our By-Laws is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

Compensation of Directors

Our policy is not to pay additional compensation for service on our Board of Directors to directors who are also our employees. Our compensation policy with respect to non-employee directors is as follows:

•
For service on our Board of Directors, each non-employee director receives an annual retainer of approximately $75,000, of which 50% or more is paid in equity awards (with the percentage above 50% to be at the election of each director). All or a portion of the equity awards may or may not be subject to vesting requirements, as determined by our Compensation Committee. For purposes of our director compensation policy, equity awards are valued in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (commonly referred to as FAS 123(R)), and related SEC guidance.

•	The chairperson of the Audit Committee receives additional annual compensation of approximately $25,000, which is paid in either cash or equity awards at his or her election.

•	Each non-employee director may be reimbursed for reasonable out-of-pocket expenses incurred in connection with his service on our Board of Directors and its committees.

•	Additional compensation may be paid to non-employee directors in connection with additional committee service, as determined by our Compensation Committee.

Compensation of non-employee directors is subject to change following the annual review of our policy by the Compensation Committee of our Board of Directors and, accordingly, for the 2009/2010 term, the annual retainer will be reduced to $50,000 and the chairperson of each of the Audit Committee and the Compensation Committee will receive $12,500.

In 2008 payments to non-employee directors for service on our Board of Directors were made in accordance with the policy outlined above. Pursuant to this policy, in 2008 each of Mr. McCaffery, Mr. Allen and Mr. Irby received $25,000 of additional compensation in connection with additional committee service and each non-employee director elected to receive all of his 2008 director’s compensation in the form of stock options awarded under our Equity Incentive Plan, except for Mr. Allen who received half of his director’s compensation in the form of cash and half of his director’s compensation in the form of stock options awarded under our Equity Incentive Plan.

The following table sets forth information regarding amounts paid to non-employee directors during 2008 in addition to reimbursement for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and its committees.

2008 Director Compensation

Name	Fees Earned or Paid in Cash (a)	Stock Awards	Option Awards (b)	All Other Compensation	Total
Thomas I.A. Allen(c)	$50,000	$0	$50,000	$0	$100,000
Matthew R. Barger(d)	$37,500	$0	$37,500	$0	$75,000
Michael W. Brown(d)(f)	$37,500	$26,535	$37,500	$0	$101,535
B. Kipling Hagopian(d)(g)(i)	$37,500	$53,070	$62,500	$0	$153,070
Alton F. Irby III(c)	$50,000	$0	$50,000	$0	$100,000
Timothy A. Koogle(d)(g)(i)	$37,500	$53,070	$62,500	$0	$153,070
Michael G. McCaffery(e)(h)(i)	$62,500	$53,070	$68,750	$0	$184,320

(a)
Represents portion of director’s compensation that each non-employee director was entitled to receive in cash, although in 2008 each of our non-employee directors elected to receive all of his compensation in the form of stock options awarded under our Equity Incentive Plan, except for Mr. Allen who received half of his director’s compensation in the form of cash and half of his director’s compensation in the form of stock options awarded under our Equity Incentive Plan.

(b)
With respect to option awards made in 2008, the exercise price (or “strike price”) of each option is $6.00, the closing price of our common stock on the grant date (May 19, 2008), and each option has a 10-year term. In addition to the strike price, the primary inputs into the option pricing model were: 54.6% volatility; 3.09% risk-free rate of return; 0% dividend yield; and 5 year expected life.

(c)
In 2008, each of Mr. Allen and Mr. Irby was entitled to receive $50,000 in cash as director’s compensation under our director compensation policy, however, Mr. Irby elected to receive Options with an equivalent value in lieu of this cash amount. In addition, in 2008 each of Mr. Allen and Mr. Irby was entitled to receive $50,000 of director’s compensation in the form of Options. As result, in 2008 Mr. Allen and Mr. Irby received a total of 16,667 and 33,333 Options under our director compensation policy, respectively.

(d)
In 2008, each of Mr. Barger, Mr. Brown, Mr. Hagopian and Mr. Koogle was entitled to receive $37,500 in cash as director’s compensation under our director compensation policy; however, each of them elected to receive Options with an equivalent value in lieu of this cash amount. In addition, in 2008 each of Mr. Barger, Mr. Brown, Mr. Hagopian and Mr. Koogle was entitled to receive $37,500 of director’s compensation in the form of Options. As result, in 2008 each of Mr. Barger, Mr. Brown, Mr. Hagopian and Mr. Koogle received a total of 25,000 Options under our director compensation policy.

(e)
In 2008, Mr. McCaffery was entitled to receive $62,500 in cash as director’s compensation under our director compensation policy; however, Mr. McCaffery elected to receive Options with an equivalent value in lieu of this cash amount. In addition, in 2008 Mr. McCaffery was entitled to receive $37,500 of director’s compensation in the form of Options. As result, in 2008 Mr. McCaffery received a total of 33,333 Options under our director compensation policy.

(f)
In 2006, Mr. Brown received Restricted Stock Units with a three year vesting period as part of a broad-based grant of Restricted Stock Units made to our employees and non-employee board members and our predecessor’s advisory board members in connection with our initial public offering. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $26,535 amount reported as “Stock Awards” in the table above represents the grant date fair value of this 2006 award multiplied by the portion of the vesting period that elapsed during 2008.

(g)
In 2006, Mr. Hagopian and Mr. Koogle each received Options with a four year vesting period as director’s compensation under our director compensation policy. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, of the amount reported as “Option Awards” in the table above, $25,000 represents the grant date fair value of the portion of this 2006 award multiplied by the portion of the vesting period that elapsed during 2008.

(h)
In 2006, Mr. McCaffery received Options with a four year vesting period as director’s compensation under our director compensation policy. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, of the amount reported as “Option Awards” in the table above, $31,250 represents the grant date fair value of the portion of this 2006 award multiplied by the portion of the vesting period that elapsed during 2008.

(i)
In 2006, Mr. Hagopian, Mr. Koogle and Mr. McCaffery each received Restricted Stock Units with a three year vesting period as part of a broad-based grant of Restricted Stock Units made to our employees and non-employee board members in connection with our initial public offering. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $53,070 amount reported as “Stock Awards” in the table above represents the grant date fair value of this 2006 award multiplied by the portion of the vesting period that elapsed during 2008.

ISSUE TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

 The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent auditors for our fiscal year ending December 31, 2009. We are submitting this appointment of independent auditors for shareholder ratification at the Annual Meeting.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Neither applicable law nor our organizational documents require that our shareholders ratify the appointment of Deloitte & Touche LLP as our independent auditors, however, the Audit Committee believes that it is consistent with good corporate practice to allow shareholders an opportunity to express their views on this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2009, the Audit Committee will reconsider whether or not to continue the engagement of Deloitte & Touche LLP. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee, in its discretion, may discontinue the engagement of Deloitte & Touche LLP and engage different independent auditors at any time during the year if it determines that such a change is necessary or appropriate at such time.

 Fees Paid to Independent Auditors

The following table shows information about fees paid by us to Deloitte & Touche LLP and the other member firms of Deloitte Touche Tohmatsu and their respective affiliates (which we refer to collectively as Deloitte entities) with respect to the periods indicated. The Audit Committee’s policy is to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that they do not impair its independence from us. All of the fees described in the table below were pre-approved by the Audit Committee. In addition, the Audit Committee has pre-approved certain additional advisory services which may be provided by Deloitte & Touche LLP in the future.

	2008	2007
Type of Fees	($ in Thousands)	($ in Thousands)
Audit Fees (a)	$1,667	$1,606
Audit-Related Fees (b)	100	281
Tax Fees	—	—
All Other Fees	8	—
Total	$1,778	$1,887

(a)
Audit fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered in connection with the audits of our consolidated financial statements, report on internal control over financial reporting and the review of financial statements included in our quarterly reports on Form 10-Q.

(b)
Audit related fees for the year ended December 31, 2008 and 2007 include fees for professional services rendered in connection with the review of Securities and Exchange Filings, SEC Comment Letter responses and accounting research assistance and other statutory audit requirements in foreign countries.

 Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending December 31, 2009. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 31, 2009 (unless otherwise indicated) certain information regarding the beneficial ownership of our common stock and the Exchangeable Shares. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. On all matters submitted for shareholder vote, our common stock votes together as a single class with the Special Voting Preferred Stock held by the Trustee. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders. Accordingly, all share numbers and ownership percentage calculations below assume that all Exchangeable Shares have been exchanged on a one-for-one basis into corresponding shares of common stock. Unless otherwise indicated, the address for each person listed below is: c/o Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock and/or Exchangeable Shares beneficially owned by them.

	Shares of Common Stock Beneficially Owned(a)
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Thomas W. Weisel(b)(p)	2,567,122	8.15%
Lionel F. Conacher(c)(p)	1,587,288	5.03%
Shaugn Stanley(d)	100,211	*
David A. Baylor	187,276	*
Tom Carbeau(e)(p)	0	*
Bradford Raymond(f)(p)	126,075	*
Thomas I.A. Allen(g)	74,160	*
Matthew R. Barger(h)	56,641	*
Michael W. Brown(i)	40,179	*
B. Kipling Hagopian(j)	58,166	*
Alton F. Irby III(k)	74,433	*
Timothy A. Koogle(l)	47,752	*
Michael G. McCaffery(m)	60,734	*
All Directors and Executive Officers as a Group (17 persons)(n)	5,768,746	18.30%
Significant Stockholders:
Royce & Associates, LLC(o)	2,266,706	7.19%

*	Less than 1% of the total outstanding shares of common stock and Exchangeable Shares, taken together.

(a)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

In light of the nature of fully vested Restricted Stock Units (“RSUs”) and fully vested options to purchase common stock (“Options”), we have also included in this table shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options. For purposes of computing the percentage of outstanding shares of common stock and Exchangeable Shares held by each person or group of persons named above, any shares which such person or groups of persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Each of the executive officers listed above or included in All Directors and Executive Officers as a Group, other than Mark P. Fisher and Tom Carbeau (who are included in All Directors and Executive Officers as a Group), has entered into a pledge agreement with us that will secure the liquidated damages provisions in the equity agreement each of them entered into with us at the time of our initial public offering (or at the time of our acquisition of Westwind, in the case of Mr. Conacher), by a pledge of 50% of the shares of our common stock or Exchangeable Shares owned by him (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006 (or at the time of our acquisition of Westwind on January 2, 2008, in the case of Mr. Conacher). In addition, each of these executives has agreed not to pledge shares of our common stock or Exchangeable Shares owned by them to any party other than us (commonly referred to as a “negative pledge”).

(b)
Mr. Weisel’s beneficial ownership includes (i) 1,712,192 shares of common stock owned by him directly (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement), (ii) 765,816 shares of common stock owned by Ross Investments Inc., an entity wholly owned by him (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement) and (iii) 89,114 shares of common stock as to which he disclaims beneficial ownership and which are owned by his wife, as trustee for immediate family members of Mr. Weisel.

Adult children of Mr. Weisel own 422,515 shares, which shares are not reflected in the table and as to which he disclaims beneficial ownership. Mr. Weisel also holds 148,192 unvested RSUs, ownership of which is not reflected in the table.

(c)
Mr. Conacher’s beneficial ownership includes (i) 1,283,237 Exchangeable Shares, (ii) 284,986 shares of common stock held by a trustee for the benefit of Mr. Conacher and (iii) 7,500 shares of common stock held in trust for immediate family members of Mr. Conacher.  Mr. Conacher also holds 273,408 unvested RSUs, ownership of which is not reflected in the table.

(d)	Mr. Stanley also holds 140,008 unvested RSUs, ownership of which is not reflected in the table.

(e)	Mr. Carbeau also holds 225,666 unvested RSUs, ownership of which is not reflected in the table.

(f)	Mr. Raymond also holds 329,637 unvested RSUs, ownership of which is not reflected in the table.

(g)
Mr. Allen’s beneficial ownership consists of (i) 57,493 Exchangeable Shares held through Inter-Canadian Capital Strategies, Inc., a personal holding company, and (ii) 16,667 fully vested but unexercised Options.

(h)	Mr. Barger’s beneficial ownership includes (i) 20,000 shares of common stock and (ii) 36,641 fully vested but unexercised Options.

(i)
Mr. Brown’s beneficial ownership includes (i) 3,538 shares of common stock, including shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 36,641 fully vested but unexercised Options. Mr. Brown also holds 1,769 unvested RSUs, ownership of which is not reflected in the table.

(j)
Mr. Hagopian’s beneficial ownership includes (i) 7,076 shares of common stock underlying fully vested but not yet delivered RSUs, (ii) 40,676 fully vested but unexercised Options and (iii) 10,414 shares of common stock held by him and his wife as trustees of The Hagopian Family Trust. Mr. Hagopian also holds 3,538 unvested RSUs and 3,157 unvested Options, ownership of which is not reflected in the table.

(k)	Mr. Irby’s beneficial ownership includes (i) 41,100 shares of common stock and (ii) 33,333 fully vested but unexercised Options.

(l)
Mr. Koogle’s beneficial ownership includes (i) 7,076 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 40,676 fully vested but unexercised Options. Mr. Koogle also holds 3,538 unvested RSUs and 3,157 unvested Options, ownership of which is not reflected in the table.

(m)
Mr. McCaffery’s beneficial ownership includes (i) 7,076 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 53,655 fully vested but unexercised Options. Mr. McCaffery also holds 3,538 unvested RSUs and 3,946 unvested Options, ownership of which is not reflected in the table.

(n)
Beneficial ownership, in the aggregate, of Directors and Executive Officers as a group includes, in addition to the amounts reported for each Director and Executive Officer listed above, (i) 722,687 shares of common stock and (ii) 9,998 shares of common stock underlying fully vested but not yet delivered RSUs.

(o)
The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. Information as to beneficial ownership by Royce & Associates, LLC and its address is as of January 30, 2009 and is based solely on filings relating to our common stock made by Royce & Associates, LLC and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934. According to these filings Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(p)	Does not include RSUs that may be granted pursuant to the June 2008 performance-based awards.

Other Relationships with Our Directors and Executive Officers

Director and Officer Indemnification.  We have entered into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our By-Laws.

Tax Indemnification Agreement and Related Matters.  An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of Thomas Weisel Partners Group LLC, our predecessor, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. In connection with our initial public offering, we entered into a tax indemnification agreement to indemnify the members of Thomas Weisel Partners Group LLC against certain increases in taxes that relate to activities of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Private Equity Funds.  We have established private equity funds in order to permit our employees to participate in our private equity, venture capital and other similar activities. Many of our employees, their spouses or entities owned or controlled by the employees have invested in these funds. Our affiliates generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, the funds. In addition, certain of our directors and executive officers from time to time invest their personal funds directly in other funds managed by our subsidiaries or affiliates on the same terms and with the same conditions as the other investors in these funds, who are not our directors, executive officers or employees.

Co-Investment Funds.  In 2000 and 2001, prior to our initial public offering, we established an investment program for employees wherein employees who qualified as accredited investors were able to contribute up to 4% of their compensation to private equity funds (the “Co-Investment Funds”). The Co-Investment Funds were established solely for our employees and invested side-by-side with our affiliates, Thomas Weisel Capital Partners, L.P. (a private equity fund formerly managed by us) and Thomas Weisel Venture Partners L.P. As part of this program, we made loans to employees for capital contributions to the Co-Investment Funds in amounts up to 400% of employees’ contributions. We hold as collateral the investment in the Co-Investment Funds and establish a reserve that reduces the carrying value of the receivable to the fair value of the collateralized ownership interest of the employees and former employees in the Co-Investment Funds. We discontinued the investment program for employees in 2002. In 2007, the Co-Investment Funds distributed $1.1 million, which was credited towards repayment of loans to employees.

Employee Loans.  From time to time prior to our initial public offering, we made unsecured loans to our employees. These loans were not part of a program, but were made as a matter of course. We previously established a reserve for the face value of these loans. In October 2008, two employees entered into agreements with us that provide for repayment of their loans by December 31, 2011. The agreements provide for repayment of the loans from funds generated through repurchase by us of shares of our common stock held by the employees if the loans have not already been paid. As a result of these agreements, we reversed the previously established reserve for these loans.

Employment of Family Members.  Mr. Weisel’s son Brett Weisel was an employee of Thomas Weisel Partners during 2008. Mr. Brett Weisel earned aggregate compensation from us of approximately $100,833, in 2008.

Other Transactions.  Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us and maintain investments in investment funds that we manage. In addition, companies that our directors are investors in, or are directors or officers of, from time to time engage in transactions with us, including, for example, to provide us with software and data services and staffing services and retaining us with respect to the provision of investment banking services.

During 2007, we acted as a financial advisor to London Bay Capital LLC in connection with its indirect acquisition of a controlling interest in a limited liability company, which was completed in January 2008. We also acted as a placement agent in connection with the issuance of debt undertaken to finance a portion of the transaction. As compensation for its advisory and placement agent services in this matter, we received aggregate compensation of approximately $1.9 million from London Bay Capital and its affiliates, which amount includes 10,000 shares of Selling Source. Also, in connection with this transaction, we purchased additional shares of Selling Source. In February 2008, the Firm elected to its Board of Directors Alton F. Irby III who is a founding partner of London Bay Capital LLC.

Review and Approval of Transactions with Related Persons

Under our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving related-party transactions, which includes related party transactions as defined under Item 404 of the SEC’s Regulation S-K. Factors taken into account in the review of related party transactions include our Code of Conduct and Ethics, our Standards Regarding Director Independence and our Corporate Governance Guidelines. Transactions with related persons that were entered into prior to our initial public offering and conversion to a corporation in February 2006 were not approved by our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of the copies of all Section 16(a) forms furnished to us and other information, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met with one exception.  On February 22, 2008 a transaction took place requiring the filing of a Form 4 by Alton F. Irby III.  The Form 4 was inadvertently filed late on February 27, 2008.

Executive Compensation

The following table sets forth information regarding the compensation paid for service during our fiscal years ended December 31, 2006, 2007 and 2008 to our Chief Executive Officer, our former Chief Financial Officer, our current Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2008, in each case for only those fiscal years in which such individuals served as “named executive officers.” These officers are collectively referred to as our “named executive officers” in this proxy statement. David A. Baylor, our former Chief Financial Officer, also served as our Chief Operating Officer during 2008. On March 5, 2008, we announced that Mr. Baylor gave notice of his intention to resign his position to pursue other opportunities and that Mr. Baylor would remain as Chief Financial Officer through a transition period. On March 5, 2008, we also announced that Lionel F. Conacher was assuming the role of Chief Operating Officer. On April 8, 2008, we announced that Shaugn Stanley would be assuming the role of Chief Financial Officer on an interim basis during the search to identify a permanent replacement for Mr. Baylor. On July 7, 2008, we announced that Mr. Stanley would be appointed Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards (b) ($)	Non-Equity Incentive Plan Compensation (c) ($)	All Other Compensation (d) ($)	Total ($)
Thomas W. Weisel, Chairman and Chief Executive Officer	2006	$200,000	0	–	–	$48,198	$248,198
	2007	200,000	0	$215,852	–	15,561	431,413
	2008	200,000	0	487,434	–	18,048	705,482

Lionel F. Conacher, President and Chief Operating Officer (e)(f)(g)	2008	$200,000	$1,011,000	$139,192	–	$159,440	$1,509,632

Shaugn Stanley, Chief Financial Officer	2008	$200,000	$251,000	$63,612	–	$18,604	$533,216

David A. Baylor, Former Chief Financial Officer	2006	$200,000	$450,000	–	–	$20,851	$670,851
	2007	200,000	700,000	$129,511	–	17,286	1,046,797
	2008	56,923	0	296,246	–	6,316	359,485

Bradford Raymond, Co-Head of Investment Banking	2008	$200,000	$311,000	$436,785	–	$1,689	$949,474

Tom Carbeau Senior Managing Director, Head of Institutional Sales	2008	200,000	$371,000	$320,160	–	$18,048	$909,208

(a)
Bonus for 2006 is the sum of (i) 2006 mid-year cash retention bonus paid in July 2006 and (ii) 2006 year-end cash bonus paid in February 2007, each of which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

Bonus for 2007 is the sum of (i) 2007 mid-year cash retention bonus paid in July 2007 and (ii) 2007 year-end cash bonus paid in February 2008, each of which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

Bonus for 2008 is the 2008 year-end cash bonus paid in February 2009, which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

(b)
In 2007 a stock award was made to each of the above named executive officers (other than Mr. Conacher) in the form of Restricted Stock Units granted in February 2007 pursuant to our Equity Incentive Plan, which awards were subject to a four-year vesting period. The grant date fair value of these awards, calculated in accordance with FAS 123(R), was as follows: Mr. Weisel – $965,301; Mr. Stanley - $7,239; Mr. Baylor – $579,180; Mr. Raymond – $463,352; and Mr. Carbeau – $250,007 which, in each case, is equal to the number of shares underlying the award multiplied by the closing price of our common stock on the grant date. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the amounts reported in the table above for 2007 and 2008 represent the grant date fair value of the award granted in 2007, multiplied by the portion of the vesting period that elapsed during 2007 and 2008, respectively.

In February 2008, a stock award was made to each of the above named executive officers (other than Mr. Conacher) in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan, which awards were subject to a four-year vesting period.  The grant date fair value of these awards, calculated in accordance with FAS 123(R), was as follows: Mr. Weisel – $1,101,643; Mr. Stanley – $6,360; Mr. Baylor – $677,930; Mr. Raymond – $896,072; and Mr. Carbeau – $300,001 which, in each case, is equal to the number of shares underlying the award multiplied by the closing price of our common stock on the grant date. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the amounts reported in the table above for 2008 with respect to the February 2008 awards represent the grant date fair value of the award granted in 2008, multiplied by the portion of the vesting period that elapsed during 2008.

In June 2008, we granted short-term performance-based cash and equity awards to Messrs. Weisel, Conacher, Raymond and Carbeau, as described further below under “—Compensation Discussion and Analysis.”  The expected value on the award date of the equity portion of these awards, assuming that all of the performance targets are met, was as follows: Mr. Weisel – $1,280,000; Mr. Conacher – $1,280,000; Mr. Raymond – $380,652; and Mr. Carbeau – $381,192. The performance period ended on December 31, 2008, at which point it was determined that none of the above-named individuals met their respective performance targets.  Accordingly, the value of the equity portion of these awards is $0 for each of the above-named individuals and no amount in respect of these awards is reported in the table above.

In August 2008, performance-based stock awards were made to Messrs. Stanley, Raymond and Carbeau in the form of Restricted Stock Units granted in August 2008 pursuant to our Equity Incentive Plan, as further described under “—Compensation Discussion and Analysis.”  The grant date fair value of these awards, calculated in accordance with FAS 123(R), was as follows: Mr. Stanley – $447,750; Mr. Raymond – $746,250; and Mr. Carbeau – 597,000; which, in each case, is equal to the number of shares underlying the award multiplied by the closing price of our common stock on the grant date. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the amounts reported in the table above for 2008 with respect to the August 2008 grants represent the grant date fair value of the award granted in 2008, multiplied by the portion of the vesting period that elapsed during 2008.

In August 2008, stock awards were made to Messrs. Raymond and Carbeau in the form of Restricted Stock Units granted in August 2008 pursuant to our Equity Incentive Plan, as further described under “—Compensation Discussion and Analysis.”  The grant date fair value of these awards, calculated in accordance with FAS 123(R), was as follows: Mr. Raymond - $149,250; and Mr. Carbeau – $149,250; which, in each case, is equal to the number of shares underlying the award multiplied by the closing price of our common stock on the grant date. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the amounts reported in the table above for 2008 with respect to the August 2008 grants represent the grant date fair value of the award granted in 2008, multiplied by the portion of the vesting period that elapsed during 2008.

In connection with Mr. Baylor’s departure from the firm on April 11, 2008, Mr. Baylor forfeited a total of 90,596 Restricted Stock Units pursuant to the terms of our Equity Incentive Plan, including 67,255 granted in 2008.

In February 2009, at the same time we paid our 2008 year-end bonuses, we made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan, including to each of the named executive officers listed above other than Mr. Weisel.  These retention-based stock awards will be earned over a three-year service period beginning in February 2009 and have not been included in this table.

(c)

In June 2008, we granted short-term performance-based cash and equity awards to Messrs. Weisel, Conacher, Raymond and Carbeau, as described further below under “—Compensation Discussion and Analysis.”  The expected value on the award date of the cash portion of these awards, assuming that all of the performance targets are met, was as follows: Mr. Weisel – $1,520,000; Mr. Conacher – $1,520,000; Mr. Raymond – $469,348; and Mr. Carbeau – $553,808. The performance period ended on December 31, 2008, at which point it was determined that none of the above-named individuals met their respective performance targets. Accordingly, the value of the cash portion of these awards is $0 for each of the above-named individuals and no amount in respect of these awards is reported in the table above.

(d)

Amounts for 2006 include (i) term life insurance premium, (ii) personal umbrella liability insurance premium, (iii) medical, dental and vision plan premiums, (iv) long-term/short-term disability insurance premiums, (v) interest paid on partner’s capital (for the period of 2006 prior to our conversion to a corporation) and (vi) tax preparation costs paid for by the firm of: Mr. Weisel – $60, $2,600, $15,559, $880, $29,099 and $1,500; and Mr. Baylor – $60, $1,350, $15,559, $2,382, $0 and $1,500.

Amounts for 2007 include (i) term life insurance premium, (ii) medical, dental and vision plan premiums and (iii) long-term/short-term disability insurance premiums of: Mr. Weisel – $60, $14,721 and $780; Mr. Baylor – $60, $14,721 and $2,505.

Amounts for 2008 include (i) term life insurance premium, (ii) medical, dental and vision plan premiums and (iii) long-term/short-term disability insurance premiums of: Mr. Weisel – $60, $17,208 and $780; Mr. Conacher - $60, $2,525 and $260; Mr. Baylor – $60, $5,736 and $520; Mr. Stanley – $60, $17,208 and $1,336; Mr. Raymond – $60, $23 and $1,606; and Mr. Carbeau – $60, $1,606 and $13,162.

(e)	Mr. Conacher did not join our company until January 2008 upon the closing of our acquisition of Westwind.
(f)

Pursuant to the terms of his employment agreement, Mr. Conacher is guaranteed a minimum bonus of $2.4 million for 2008 payable in a combination of Restricted Stock Units and cash.  In August 2008, Mr. Conacher was granted an equity award in the form of Restricted Stock Units pursuant to our Equity Incentive Plan in partial satisfaction of Mr. Conacher’s guaranteed bonus.  The amount listed above under “Stock Awards” represents the grant date fair value of the award, multiplied by the portion of the vesting period that elapsed during 2008.  The amount listed above under “Bonus” represents the cash value associated with Mr. Conacher’s guaranteed minimum bonus, which is expected to be paid in the early part of 2009.
In February 2009, Mr Conacher entered into an agreement with us to modify the terms of his employment agreement pursuant to which, Mr. Conacher instructed us to award Restricted Stock Units that would have been awarded to Mr. Conacher under his guaranteed bonus to certain of our other employees in full satisfaction of our obligations under the employment agreement. Mr. Conacher retains a reversion right in the Restricted Stock Units in the event those Restricted Stock Units are forfeited by such other employees.

(g)

Amounts for 2008 listed under “All Other Compensation” also includes the following: relocation expenses – $40,755, tax and consulting fees relating to relocation – $50,111, gifts – $31,393, professional consulting fees – $23,229, telephone -$8,607, parking -$1,000 and office furnishings - $1,500.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made through December 31, 2008 to our named executive officers.

In February 2008, at the same time we paid our 2007 year-end cash bonuses, we made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan, including to each of the named executive officers listed above (other than Mr. Conacher). These retention-based stock awards will be earned over a four-year service period beginning in February 2008.

As described under “—Compensation Discussion and Analysis,” in June 2008, we granted performance-based cash and stock awards to Messrs. Weisel, Conacher, Raymond and Carbeau.  Under the terms of the performance-based awards, recipients are entitled to receive cash and stock awards with an aggregate value based on the attainment of one or more performance goals that relate to our adjusted firm net income or departmental revenues or operating income.  A target performance award was established for each recipient based on achievement of targeted performance goals with respect to the performance metrics, although (i) there are no pre-established minimum aggregate award amounts, (ii) award amounts will not exceed the target performance award and (iii) award amounts will vary based on meeting the performance target or underperforming with respect to the target. The aggregate value of any recipient’s award calculated in accordance with the terms of the award may be reduced, in the discretion of the Compensation Committee, by up to 40%. Amounts shown under the “Target” and “Maximum” columns under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” with respect to the June 2008 grant represent the maximum dollar value payable in the event the target performance measures were met. Because the June 2008 awards were denominated in dollars, even though a portion of the award is payable in Restricted Stock Units, amounts in respect of the Restricted Stock Unit portion of the award are reflected as dollar amounts below. The amounts actually payable are discussed under the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns and accompanying notes in the “Summary Compensation” table above.

In August 2008, we made performance-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan to Messrs. Stanley, Raymond and Carbeau.  These awards are described further below under “—Compensation Discussion and Analysis.” These performance-based awards will vest on August 6, 2011 only if the performance conditions are met. Amounts shown under the “Target” and “Maximum” columns with respect to the August 2008 grant of performance-based awards represent the number of Restricted Stock Units that would vest on August 6, 2011 assuming that the performance conditions are met at 100% of the performance range.

In August 2008, we also made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan to Messrs. Raymond and Carbeau.  These awards are described further below under “—Compensation Discussion and Analysis.” These retention-based awards will vest on August 6, 2011.

In August 2008, we granted Mr. Conacher a stock award in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan.  This award is described further below under “—Compensation Discussion and Analysis.” The award made to Mr. Conacher will vest on an annual basis over a three-year service period beginning on August 6, 2008.

2008 Grants of Plan-Based Awards

Name	Grant Date	Compensation Committee Approval Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (a) (#)		All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (#)	Grant Date Fair Value of Stock and Option Awards (b) (#)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
Thomas W. Weisel,	February 8, 2008	January 18, 2008	—	—	—	—	—	—	109,290		—	—	$1,101,643
Chairman and Chief Executive Officer	June 5, 2008	June 5, 2008	$0	$1,520,000	$1,520,000	$0	$1,280,000	$1,280,000	—		—	—	$2,800,000	(c)(d)

Lionel F. Conacher,	June 5, 2008	June 5, 2008	$0	$1,520,000	$1,520,000	$0	$1,280,000	$1,280,000	—		—	—	$2,800,000	(c)(d)
President and Chief and Operating Officer	August 6, 2008	July 17, 2008	—	—	—	—	—	—	172,891		—	—	$1,032,159

Shaugn Stanley,	February 8, 2008	January 18, 2008	—	—	—	—	—	—	631		—	—	$6,360
Chief Financial Officer	August 6, 2008	July 17, 2008	—	—	—	—	—	—	75,000		—	—	$447,750

David A. Baylor, Former Chief Finanacial Officer	February 8, 2008	January 18, 2008	—	—	—	—	—	—	67,255	(e)	—	—	$677,930	(e)

Bradford Raymond,	February 8, 2008	January 18, 2008	—	—	—	—	—	—	88,896		—	—	$896,072
Co-Head of	June 5, 2008	June 5, 2008	$0	$469,348	$469,348	$0	$380,652	$380,652					$850,000	(c)(d)
Investment Banking	August 6, 2008	July 17, 2008	—	—	—	—	—	—	125,000		—	—	$746,250
	August 6, 2008	July 17, 2008	—	—	—	—	—	—	25,000		—	—	$149,250

Tom Carbeau,	February 8, 2008	January 18, 2008	—	—	—	—	—	—	29,762		—	—	$300,001
Co-Head of	June 5, 2008	June 5, 2008	$0	$553,808	$553,808	$0	$381,192	$381,192	—		—	—	$935,000	(c)(d)
Institutional Sales	August 6, 2008	July 17, 2008	—	—	—	—	—	—	100,000		—	—	$597,000
	August 6, 2008	July 17, 2008	—	—	—	—	—	—	25,000		—	—	$149,250

(a)	All stock awards granted in 2008 to named executive officers were in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan.
(b)	Represents the estimated fair value of the awards as of the applicable grant date in accordance with FAS 123(R).
(c)	Represents the expected value of the award on the award date, assuming that all of the performance targets are met.
(d)
The performance period ended on December 31, 2008, at which point it was determined that none of the named individuals met their respective performance targets.  Accordingly, the value of these awards and the amount reported in the Summary Compensation Table above is $0.

(e)	Mr. Baylor’s awards were forfeited pursuant to the terms of our Equity Incentive Plan upon his departure from the firm.

Outstanding Equity Awards

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

		Stock Awards
Name	Option Awards (#)	No. of Shares or Units of Stock that Have Not Vested (a) (#)	Market Value of Shares or Units of Stock that Have Not Vested (b) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (c) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b)(c) ($)
Thomas W. Weisel, Chairman and Chief Executive Officer	—	148,192	$699,466	0	$0
Lionel F. Conacher, President and Chief Operating Officer	—	172,891	$816,046	0	$0
Shaugn Stanley, Chief Financial Officer	—	922	$4,352	75,000	$354,000
David A. Baylor, Former Chief Financial Officer	—	0	$0	0	$0
Bradford Raymond, Co-Head of Investment Banking	—	132,569	$625,726	125,000	$590,000
Tom Carbeau, Head of Institutional Sales	—	77,293	$836,823	100,000	$364,823

(a)
All outstanding equity awards held by named executive officers as of December 31, 2008 were in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan.  The vesting schedule with respect to each named executive officer’s Restricted Stock Units that were not vested as of December 31, 2008 is as follows:

Name	2/8/2009	2/9/2009	8/6/2009	8/28/2009	2/8/2010	2/9/2010	8/6/2010	8/28/2010	2/8/2011	2/9/2011	8/6/2011	2/8/2012
Thomas W. Weisel	27,323	12,968	—	—	27,323	12,967	—	—	27,322	12,967	—	27,322
Lionel F. Conacher	—	—	57,631	—	—	—	57,630	—	—	—	57,630	—
Shaugn Stanley	158	97	—	—	158	97	—	—	158	97	75,000	157
Bradford Raymond	22,224	6,225	—	—	22,224	6,224	—	—	22,224	6,224	150,000	22,224
Tom Carbeau	7,441	3,359	—	6,228	7,441	3,358	—	6,228	7,440	3,358	125,000	7,440

(b)	Market value is determined based on the $4.72 closing price per share of our common stock on December 31, 2008.
(c)
All outstanding equity incentive plan awards held by named executive officers as of December 31, 2008 were in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan.  Assuming the relevant performance measures are met at the target level, the vesting schedule with respect to each named executive officer’s outstanding equity incentive plan awards that were not vested as of December 31, 2008 is as follows: Mr. Stanley: 75,000 on August 6, 2011; Mr. Raymond: 125,000 on August 6, 2011; and Mr. Carbeau: 100,000 on August 6, 2011.

Option Exercises and Stock Vested

During 2008 none of our named executive officers exercised stock options or similar instruments in respect of our common stock or transferred any award of any of the foregoing for value. The following table provides information regarding the aggregate number of Restricted Stock Units that vested with respect to each of our named executive officers during 2008.

Option Exercises and Stock Vested During 2008

		Stock Awards
Name	Option Awards	No. of Shares Acquired on Vesting	Value Realized on Vesting (a)
Thomas W. Weisel, Chairman and Chief Executive Officer	—	12,968	$128,772
Lionel F. Conacher, President and Chief Operating Officer	—	0	$0
Shaugn Stanley, Chief Financial Officer	—	98	$973
David A. Baylor, Former Chief Financial Officer	—	7,781	$77,265
Bradford Raymond, Co-Head of Investment Banking	—	6,225	$61,814
Tom Carbeau, Co-Head of Institutional Sales	—	9,588	$71,663

(a)	The value realized on vesting is the fair market value of the shares underlying the Restricted Stock Units on the date of vesting.

Pension Benefits

We do not maintain any plan that provides for payments or other benefits at, following or in connection with the retirement of any of our named executive officers.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan for any of our named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Thomas W. Weisel, Chairman and Chief Executive Officer.  We have entered into an amended and restated employment agreement with Thomas W. Weisel, our Chairman and Chief Executive Officer, which provides for certain payments and benefits in connection with any termination of Mr. Weisel’s employment. The amended and restated employment agreement is substantially similar to the employment agreement and the first amendment thereto filed as an exhibit to our 2007 Annual Report on Form 10-K (see “Where You Can Find More Information” above), except for changes made to accommodate the new Section 409A rules.  A copy of the amended and restated employment agreement with Mr. Weisel is attached as an exhibit to our 2008 Annual Report on Form 10-K. Under the agreement, Mr. Weisel is employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of the agreement or of Mr. Weisel’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

Termination by Us Without Cause or by Mr. Weisel for Good Reason.  If Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason” (each as defined in his amended and restated employment agreement), Mr. Weisel will be entitled to receive a lump-sum payment from us equal to the sum of the following amounts (which, in each case, we have estimated as if Mr. Weisel had been terminated as of December 31, 2008):

•
Payment for any accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of December 31, 2008, this amount would be approximately $0.

•
Payment, which would be paid on the 60th day following the date of termination, equal to the remaining base salary from the date of termination through the end of the then-existing employment term.  We estimate that if Mr. Weisel had been terminated as of December 31, 2008, this amount would be approximately $200,000.

•
A bonus payment, which would be paid on the 60th day following the date of termination, at least equal to the average of his bonus amounts for the three fiscal years ending before the termination notice is given, together with a pro-rated bonus for any portion of the then-existing employment period served. We estimate that if Mr. Weisel had been terminated as of December 31, this amount would have been approximately $1,100,000.

Payment by us of the above amounts would be subject to the condition that Mr. Weisel execute and deliver to us a release of claims that would release us, our affiliates, and each of our members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Weisel.

In addition, if Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason,” Mr. Weisel would be entitled to (i) full vesting of all outstanding stock options, restricted stock, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination) and (ii) continued participation for himself, his spouse and his dependants in our employee benefit and welfare plans for 24 months following the date of termination. We estimate that if Mr. Weisel had been terminated as of December 31, 2008, the value of these entitlements would have been approximately $730,171, of which $30,705 is attributable to the estimated cost of providing the employee benefit and welfare plans for a 24-month period and $699,466 is attributable to the value, based on the closing price per share of our common stock on December 31, 2008, of restricted stock units that were unvested as of December 31, 2008.

Termination by Us for Cause, by Mr. Weisel Without Good Reason or Due to Death or Disability.  If Mr. Weisel’s employment is terminated by us for “Cause” or by Mr. Weisel without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Weisel will be entitled to receive his accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of December 31, 2008, this amount would have been approximately $0.

Other than as described above with respect to Mr. Weisel and as described below with respect to Mr. Conacher, none of our named executive officers is a party to any contract, agreement, plan or arrangement, whether written or unwritten, that provides for any payment to such officer at, following or in connection with any termination of such officer or in connection with a change in control of Thomas Weisel Partners, other than that under certain circumstances outstanding equity awards granted under our Equity Incentive Plan will become fully vested, exercisable and payable in connection with a change in control. If all of the equity awards held by our named executive officers were to become fully vested, exercisable and payable in connection with a change in control, then, based on the closing price per share of our common stock on December 31, 2008, the value of these awards would have been as follows: Mr. Weisel – $699,466 (as noted above); Mr. Conacher – $816,046 (as noted below); Mr. Stanley – $358,352 Mr. Baylor – $0; Mr. Raymond – $1,215,726; and Mr. Carbeau – $836,823.

The provisions of Mr. Weisel’s employment agreement, including those relating to amounts payable in connection with any termination of Mr. Weisel’s employment, were determined based on arms’ length negotiation and our understanding of market practice for employment terms for similarly situated executive officers at comparable firms.

Lionel F. Conacher, President and Chief Operating Officer.  We have entered into an amended and restated employment agreement with Lionel F. Conacher, our President and Chief Operating Officer, which provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment.  The amended and restated employment agreement is substantially similar to the employment agreement filed as an exhibit to our 2007 Annual Report on Form 10-K (see “Where You Can Find More Information” above), except for changes made to accommodate the new Section 409A rules.  A copy of the amended and restated employment agreement with Mr. Conacher is attached as an exhibit to our 2008 Annual Report on Form 10-K. Under the agreement, Mr. Conacher will be employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of Mr. Conacher’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Conacher may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

Termination by Us Without Cause or by Mr. Conacher for Good Reason.  If Mr. Conacher’s employment is terminated by Thomas Weisel Partners without “Cause” or by Mr. Conacher for “Good Reason” (each as defined in his employment agreement), Mr. Conacher will be entitled to receive a lump-sum payment equal to the sum of the following amounts:

•
Payment for any accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Conacher had been terminated as of December 31, 2008, this amount would be approximately $0.

•
Payment, which would be paid on the 60th day following the date of termination, equal to two years’ base salary. We estimate that if Mr. Conacher had been terminated as of December 31, 2008, this amount would be approximately $400,000.

•
A bonus payment, which would be paid on the 60th day following the date of termination, equal to the product of (A) the average of the bonuses paid or payable to Mr. Conacher for the two fiscal years ending before notice of termination is given and (B) a multiplier equal to (i) if the termination notice occurs on or prior to December 31, 2009, two and (ii) if the termination notice occurs on or after January 1, 2010, a fraction, the numerator of which is equal to the number of days remaining under his current employment term (but in no event less than 365) and the denominator of which is 365. In calculating Mr. Conacher’s historic bonus, his bonus for 2007 is deemed to be $3,000,000.  If Mr. Conacher had been terminated as of December 31, 2008, we estimate this amount would be approximately $2,250,000.

Payment by us of the above amounts generally would be subject to the condition that Mr. Conacher execute and deliver to Thomas Weisel Partners a release of claims that would release Thomas Weisel Partners, its affiliates, and each of its members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Conacher.

In addition, if Mr. Conacher’s employment is terminated by us without “Cause” or by Mr. Conacher for “Good Reason,” Mr. Conacher would be entitled to (i) full vesting of all outstanding stock options, restricted stock, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination), and (ii) continued participation for himself, his spouse and his dependents in our employee benefit and welfare plans for 24 months following the date of termination. We estimate that if Mr. Conacher had been terminated as of December 31, 2008, the value of these entitlements would have been approximately $828,251, of which $12,205 is attributable to the estimated cost of providing the employee benefit and welfare plans for a 24-month period and $816,046 is attributable to the value, based on the closing price per share of our common stock on December 31, 2008, of restricted stock units that were unvested as of December 31, 2008.

Termination by Us for Cause, by Mr. Conacher Without Good Reason or Due to Death or Disability. If Mr. Conacher’s employment is terminated by Thomas Weisel Partners for “Cause” or by Mr. Conacher without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Conacher will be entitled to receive his unpaid base salary for periods prior to the date of termination, and payment for any accrued but unused vacation days, any unpaid expense reimbursements, any unpaid but vested bonus and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Conacher had been terminated as of December 31, 2008, this amount would have been approximately $0.

The provisions of Mr. Conacher’s employment agreement, including those relating to amounts payable in connection with any termination of Mr. Conacher’s employment, were determined based on arms’ length negotiation and our understanding of market practice for employment terms for similarly situated executive officers at comparable firms.

Executive Officer Employment and Other Agreements

Employment Agreements

CEO Employment Agreement.  We have entered into an amended and restated employment agreement with Mr. Weisel, our Chairman and Chief Executive Officer. The following is a description of the material terms of our amended and restated employment agreement with Mr. Weisel.  You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K (see “Where You Can Find More Information” above), for a copy of the employment agreement with Mr. Weisel.

Under the agreement, Mr. Weisel will serve as our Chief Executive Officer for an initial term (ending on December 31, 2009) and, following the initial term, his term of employment will be automatically extended for successive two year periods, subject to early termination pursuant to the agreement and unless otherwise agreed in writing by Mr. Weisel and us 90 days prior to the end of such periods. During Mr. Weisel’s employment period, we will take all reasonable action to cause him to be appointed or elected to our Board of Directors, and to serve as Chairman of our Board of Directors, subject to applicable laws, rules and regulations and our corporate governance policies and practices.

Mr. Weisel will be entitled to a base salary of $200,000, payable in semi-monthly installments. The amount of his annual salary is subject to annual review by our Compensation Committee but cannot be decreased. In addition, each year Mr. Weisel may be awarded an annual bonus under our bonus plan for senior executives. Mr. Weisel is also entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan, and entitled to vacation benefits, reimbursement of reasonable business expenses, and use of office space, facilities and other support and services on a basis that is at least as favorable as that provided to him on the date of the agreement, subject to periodic review and modification by the Compensation Committee in its sole discretion. Under the agreement, either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases. Further information regarding payments that would be made to Mr. Weisel under his employment agreement upon any termination of Mr. Weisel’s employment are set forth above under “– Potential Payments Upon Termination or Change-in-Control.”

In addition, Mr. Weisel has granted us a license to use his name and certain other names in connection with our current and future business and affairs. He is also subject to the noncompetition, nonsolicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the TWP Equity Agreement described below.

President’s Employment Agreement.  We have entered into an amended and restated employment agreement with Lionel F. Conacher, our President and Chief Operating Officer. The following is a description of the material terms of our amended and restated employment agreement with Mr. Conacher.  You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K (see “Where You Can Find More Information” above), for a copy of the employment agreement with Mr. Conacher.

Our agreement with Mr. Conacher provides for a transition period, which will last between 6 and 24 months, during which Mr. Conacher will oversee the integration of Thomas Weisel Partners and Westwind and will have responsibility for Thomas Weisel Partners’ Canadian and European operations. Following the transition period, Mr. Conacher will have all of the duties, responsibilities and authority normally attendant to the office of President. The agreement also provides that Mr. Conacher will be entitled to a base salary of $200,000, which may be increased (but not decreased) annually and that Mr. Conacher also will be awarded an annual bonus to be paid in a form consistent with the other members of the Executive Committee. Any bonus that Mr. Conacher receives during the transition period described above will be not less than $200,000 per month. Mr. Conacher will also be entitled to participate in Thomas Weisel Partners equity incentive plans, employee retirement and welfare benefit plans, among other benefits.

The employment agreement with Mr. Conacher also provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment. Under the agreement, Mr. Conacher will be employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of Mr. Conacher’s employment, for subsequent two-year employment terms thereafter. Either Thomas Weisel Partners or Mr. Conacher may terminate his employment at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases. Further information regarding payments that would be made to Mr. Conacher under his employment agreement upon any termination of Mr. Conacher’s employment is set forth above under “– Potential Payments Upon Termination or Change-in-Control.”

Partner Employment Agreements.  In addition to the employment agreements with Mr. Weisel and Mr. Conacher described above, we have entered into an employment agreement with each of our other employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers).  The following are descriptions of the material terms of each of these employment agreements. The terms of each such employment agreement are identical. You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K for a copy of the form of the Partner Employment Agreement. See “Where You Can Find More Information” above.

Each Partner Employment Agreement provides as follows:

Base Salary.  Each employee who is a party to a Partner Employment Agreement will be paid an annual base salary of $200,000, payable in semi-monthly installments. The amount of the annual salary is subject to annual review by us. In addition, annual bonuses may be awarded in excess of base salary.

Benefits.  Each employee who is a party to a Partner Employment Agreement will be entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment.  Each employee who is a party to a Partner Employment Agreement may generally be terminated by either that employee or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the TWP Equity Agreement described below, to the extent applicable.

Equity and Pledge Agreements

TWP Equity Agreement

Persons and Shares Covered.  We have entered into an equity agreement with each of our employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers). We refer to this agreement as the “TWP Equity Agreement.” The shares covered by the TWP Equity Agreement include all shares of our common stock owned by such an employee as of the completion of our initial public offering on February 7, 2006 (including through indirect ownership and ownership through affiliated entities) and shares received by that employee (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any Restricted Stock Units awarded to that employee under our Equity Incentive Plan.

The shares of our common stock covered by the TWP Equity Agreement are referred to as “covered shares.” A copy of the form of the TWP Equity Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

When an employee who is a party to the TWP Equity Agreement ceases to be our employee for any reason other than death or disability, he or she will continue to be bound by all the provisions of the TWP Equity Agreement until that employee holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions (other than the continuing provisions) of the TWP Equity Agreement.

Transfer Restrictions.  Each employee who is a party to the TWP Equity Agreement has agreed, among other things, to:

•
except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of five years after the completion of our initial public offering on February 7, 2006; provided, however, that each such employee who, in the reasonable judgment of our Underwritten Offering Committee described below, continues to be actively engaged in our business, may transfer up to one third of his or her covered shares following each of the third and fourth anniversaries of the completion of our initial public offering on February 7, 2006 (including any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement relating to our initial public offering; and

•	comply with other transfer restrictions relating to our shares of common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings.  Our Underwritten Offering Committee may approve one or more underwritten public offerings to sell covered shares during the transfer restrictions period, subject to the restrictions described below. Each employee who is a party to the TWP Equity Agreement and who, in the reasonable judgment of our Underwritten Offering Committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any partner who has died, will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other employees who are a party to the TWP Equity Agreement so participating, or on a lesser basis at his or her request. Our Underwritten Offering Committee currently consists of Thomas W. Weisel, who chairs the committee, Lionel F. Conacher, our President and Chief Operating Officer, Shaugn Stanley, our Chief Financial Officer, and Mark P. Fisher, our General Counsel. Approval of an underwritten offering by the committee will require the unanimous approval of the members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in the TWP Equity Agreement. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect. In addition, subject to the approval of our Underwritten Offering Committee, employees who are a party to the TWP Equity Agreement will have the right to participate in underwritten offerings effected by us for other purposes, subject to the limitations described above and certain other limitations.

Our Underwritten Offering Committee may approve requests by an employee that is a party to the TWP Equity Agreement to transfer covered shares to certain permitted transferees such as family members or family trusts; provided that these transferees will be subject to the same transfer restrictions under the TWP Equity Agreement.

Sales in Compliance With Rule 144 Under the Securities Act.  Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, employees who are a party to the TWP Equity Agreement generally will not be permitted to transfer covered shares when transfers are restricted under the TWP Equity Agreement through sales effected in compliance with Rule 144 or otherwise. However, upon a termination of such an employee’s employment due to his or her death or disability, such employee or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred.

Compliance with Securities Laws.  In addition to the restrictions set forth above, employees who are party to the TWP Equity Agreement will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to an employee under the TWP Equity Agreement terminate upon the death of such employee or upon a change of control involving us.

Dividends.  To the extent dividends are paid on covered shares while an employee remains subject to the transfer restrictions of the TWP Equity Agreement, the employee will be entitled to such dividends.

Voting.  Each employee who is a party to the TWP Equity Agreement will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality.  Each partner is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition.  Each employee who is a party to the TWP Equity Agreement has agreed that, without our consent, during the period ending 12 months after the date the employee ceases to be employed by us, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in any competitive enterprise; or

•
associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that employee was engaged, in whole or in part, at our firm, (ii) for which that employee had direct or indirect managerial or supervisory responsibility at our firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that employee in his or her activities at our firm.

When we refer to a “competitive enterprise,” we are referring to any business enterprise that engages in, or owns a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

Nonsolicitation.  During the period ending 12 months after the date an employee who is a party to the TWP Equity Agreement ceases to be employed by us, that employee may not, directly or indirectly, in any manner:

•
solicit any client with whom that employee worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships.  Each employee who is a party to the TWP Equity Agreement is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages.  In the case of any breach of the non-competition or non-solicitation provisions contained in the TWP Equity Agreement prior to the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006, the breaching employee will be liable for liquidated damages. The liquidated damages obligation of each employee who is a party to the TWP Equity Agreement is secured by 50% of our common stock owned by that employee (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006.

Term and Amendment.  The TWP Equity Agreement will be in effect for ten years from the date of the completion of our initial public offering on February 7, 2006 or until it is earlier terminated by us. An employee seeking a waiver from the TWP Equity Agreement generally requires our consent, and the TWP Equity Agreement may be amended only with approval of our Board of Directors.

TWP Pledge Agreements. Each of our employees who is a party to the TWP Equity Agreement has entered into a pledge agreement with us that will secure the liquidated damages provisions in the TWP Equity Agreement by a pledge of 50% of the shares of our common stock owned by him or her (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006. These pledges of our common stock will terminate on the earliest to occur of:

•	the death of the relevant employee;

•	the expiration of the 12-month period following the termination of the employment of the relevant employee; or

•	the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006 (unless employment has been terminated earlier).

The liquidated damages provisions in the TWP Equity Agreement are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the non-competition or non-solicitation provisions.

A copy of the form of the Pledge Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

Westwind Equity Agreement

Persons and Shares Covered.  We have entered into an equity agreement with substantially all of the persons who were shareholders of Westwind prior to our acquisition of Westwind. We refer to this agreement as the “WW Equity Agreement.” The shares covered by the WW Equity Agreement include all shares of our common stock and all Exchangeable Shares acquired in exchange for the shares of Westwind that the parties to the WW Equity Agreement held when we acquired Westwind (and shares of our common stock received in exchange for Exchangeable Shares). The shares of stock covered by the WW Equity Agreement are referred to below as “covered shares.” In this section, Westwind shareholders refers to those shareholders party to the WW Equity Agreement.

Transfer Restrictions.  Except as described below, each Westwind shareholder has agreed, among other things, to maintain sole beneficial ownership of and not to transfer his or her covered shares until February 7, 2011.

Exceptions to Transfer Restrictions.  Parties to the WW Equity Agreement generally would be able to transfer their shares pursuant to demand registration rights described below under “— Demand Registration Rights” beginning after February 7, 2009, subject to the requirement that from February 7, 2009 until February 7, 2010, no more than 1,401,822 shares of Thomas Weisel Partners common stock may be sold and from February 7, 2010 to February 7, 2011, no more than 1,401,822 shares may be sold (less the number of shares sold during the preceding one year period), which we refer to as the public offering limitation. In addition, if we register any securities for sale in an underwritten public offering, each Westwind shareholder would have “piggyback registration rights” that would provide each such shareholder the right to include covered shares consisting of Thomas Weisel Partners common stock in the registration, subject to specified exceptions. In addition to customary cutbacks as well as the public offering limitation set forth above, the Westwind shareholder would not be entitled to transfer more than twenty percent of his, her or its covered shares during the twelve month period following the closing date of the transaction.

Our Underwritten Offering Committee may, acting reasonably, approve requests by a Westwind shareholder to transfer covered shares to certain permitted transferees such as family members, family trusts or corporations and certain charitable organizations; provided that these transferees will be subject to the same transfer restrictions under the WW Equity Agreement.

In addition, upon the termination of a Westwind shareholder’s employment due to his or her death or disability, such Westwind shareholder or his or her heirs or estate will be permitted to sell covered shares in compliance with applicable securities laws, regardless of when such termination of employment occurred.

Notwithstanding the exceptions to transfer described above, transfer restrictions will not terminate with respect to covered shares that have been pledged to us as security in connection with the shareholder covenants described below until those shareholder covenants expire.

All transfer restrictions applicable to a Westwind shareholder under the WW Equity Agreement terminate upon a change in control of us.

Compliance with Securities Laws.  In addition to the restrictions set forth above, Westwind shareholders will need to comply with applicable securities laws in connection with any transfer of Thomas Weisel Partners common stock or Exchangeable Shares covered by the WW Equity Agreement.

Dividends.  To the extent dividends are paid on covered shares while the Westwind shareholder remains subject to the transfer restrictions of the WW Equity Agreement, the Westwind shareholder will be entitled to such dividends.

Voting.  Each Westwind shareholder is entitled to full voting rights with respect to his or her covered shares.

Confidentiality.  Each Westwind shareholder is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition. Each Westwind shareholder has agreed that during his or her employment period and during his or her applicable post-termination non-compete and non-solicit period, which is described below, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•
associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that shareholder was engaged, in whole or in part, at our firm, (ii) for which that shareholder had direct or indirect managerial or supervisory responsibility at our firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that shareholder in his or her activities at our firm, at any time during the one-year period immediately prior to the date of termination (or, in the case of an action taken during the employment period, during the one-year period immediately prior to that action).

When we refer to a “competitive enterprise,” we are referring to any business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

A Westwind shareholder’s applicable post-termination non-compete and non-solicit period will range from 12 months to 36 months following the date the Westwind shareholder ceases to be employed by us (with each shareholder required to give 90 days’ notice of termination), with the exact length of the period determined by the relative seniority of the Westwind shareholder and his or her equity ownership interest in Westwind prior to the transaction, as well as the length of the period that has elapsed since the closing of the transaction.

Nonsolicitation.  Each Westwind shareholder also has agreed that during his or her employment period and the applicable post-termination non-compete and non-solicit period, he or she may not, directly or indirectly, in any manner:

•
solicit any client with whom that Westwind shareholder worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to resign, apply for or accept employment with, any competitive enterprise.

Transfer of Client Relationships.  Each Westwind shareholder is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages.  In the case of any breach of the confidentiality, noncompetition or nonsolicitation provisions or the provisions related to the transfer of client relationships during the term of the agreement, the breaching Westwind shareholder will be liable for liquidated damages. The liquidated damages amount for each Westwind shareholder will be equal to 50% of the total amount of consideration paid to that Westwind shareholder in exchange for his, her or its Westwind shares, less any amount paid to us by that Westwind shareholder in connection with that shareholder’s indemnification obligation under the arrangement agreement, other than for certain excluded losses under the arrangement agreement. The liquidated damages obligation of each Westwind shareholder generally is secured by Thomas Weisel Partners common stock and Exchangeable Shares representing 50% of the total amount of consideration received by that Westwind shareholder in respect of his or her Westwind shares in connection with the transaction.

Severance.  The WW Equity Agreement provides that if we terminate a Westwind shareholder without cause, as defined in the WW Equity Agreement, we would be obligated to pay the shareholder, in a lump sum, an amount equal to the excess, if any, of (A) the product of (x) the amount of base salary and bonus paid to that shareholder for the twelve months ending before notice of termination and (y) the number of years comprising the then-applicable post-termination and non-compete and non-solicit period and (z) 0.5, over (B) any severance amounts to which the shareholder is otherwise entitled either pursuant to an employment agreement, firm policy or applicable law.

Demand Registration Rights.  The WW Equity Agreement provides for demand registration rights. Under those rights, at any time following February 7, 2009, a Westwind shareholder party to the agreement will be entitled to require us to effect the registration of all or a portion of that shareholder’s registrable securities (generally shares of Thomas Weisel Partners common stock issued to a Westwind shareholder in exchange for his, her or its Westwind shares (including shares issuable upon exchange of Exchangeable Shares) but not including those shares of Thomas Weisel Partners common stock that have been sold pursuant to an effective registration statement or that have been sold pursuant to Rules 145 or 144 under the Securities Act of 1933, as amended, or that may be sold pursuant to Rule 145(d)(3) or Rule 144(k)). We will not be obligated to effect a demand registration unless, among other things, the total number of shares of registrable securities requested to be included in the demand registration is equal to or greater than 15% of the total number of shares of Thomas Weisel Partners common stock (including shares deliverable upon exchange of Exchangeable Shares) issued in connection with the transaction.

We are not required to effect more than three registrations in response to these demand registration rights under the agreement in any twelve month period. In addition, we are not obligated to effect a demand registration within 120 days of a piggyback registration effected pursuant to the agreement or a demand registration effected pursuant to our partners’ equity agreement. We may postpone the filing of a registration statement for up to 90 days if our Board of Directors determines that it is not in our best interest to disclose any material non-public information or a significant business opportunity or if, prior to receiving a demand registration request, we have determined to proceed with a public offering. We generally will pay expenses, except for underwriters’ discounts and commissions, incurred in connection with the registration rights under the WW Equity Agreement.

Only those shareholders that (x) continue to be actively engaged in the business of our firm, (y) that have suffered a termination of employment by the firm without cause or resulting from a disability or (z) are permitted transferees will be entitled to registration rights.

Each shareholder receiving Exchangeable Shares has or will agree that it may not exercise its exchange, redemption or similar rights with respect to its Exchangeable Shares at any time when the exchangeable share registration statement is not effective, provided that we must maintain the effectiveness of the exchangeable share registration statement for a minimum of at least 180 days in each annual period beginning February 7, 2009.

Term and Amendment.  The WW Equity Agreement will be in effect until the later of the fifth anniversary of the closing of the transaction and the date that is six months following the date on which all of the Exchangeable Shares have been exchanged for Thomas Weisel Partners common stock. A Westwind shareholder seeking a waiver from the WW Equity Agreement generally requires our consent, and the WW Equity Agreement may be amended only with approval of our Board of Directors.

Westwind Pledge Agreements

Each of the Westwind shareholders that received Exchangeable Shares or shares of Thomas Weisel Partners common stock in the transaction has entered into a pledge agreement with us that will secure the liquidated damages provisions in the WW Equity Agreement entered into in connection with the Westwind transaction and the indemnification obligations under the arrangement agreement by a pledge of an amount of shares of Thomas Weisel Partners common stock or Exchangeable Shares equal to 50% of the total value of the consideration received by that shareholder in exchange for his or her Westwind common shares and Class A common shares. These pledges of Thomas Weisel Partners common stock and/or Exchangeable Shares will terminate on the earliest to occur of:

•	the death of the relevant shareholder;

•	the expiration of the applicable non-compete and non-solicit period described above;

•	payment in cash or other satisfaction by the shareholder of all liquidated damages; or

•	February 7, 2011;

provided, that no shares will be released from the pledge before the first anniversary of the closing of the transaction.

The liquidated damages provisions in the WW Equity Agreement are in addition to the forfeiture of any equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the confidentiality, non-competition, non-solicitation or transfer of client relationship provisions in the case of a willful or intentional breach that causes material harm to us.

 Compensation Discussion and Analysis

This compensation discussion and analysis relates to the compensation paid to or earned by the executive officers listed below for their 2008 service. These executive officers consist of our principal executive officer, our principal financial officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2008. In addition, our former Chief Financial Officer David A. Baylor, who was employed with us during part of 2008, is also included. As noted above, these officers are collectively referred to as our “named executive officers” in this proxy statement.

•	Thomas W. Weisel, our Chairman and Chief Executive Officer

•	Lionel F. Conacher, our President and Chief Operating Officer

•	Shaugn Stanley, our Chief Financial Officer

•	David A. Baylor, our former Chief Financial Officer

•	Bradford Raymond, our Co-Head of Investment Banking

•	Tom Carbeau, our Head of Institutional Sales

This compensation discussion and analysis describes all of the material elements of our compensation of our named executive officers for their 2008 services and includes, as it relates to our named executive officers, a discussion of (i) the objectives of our compensation policies and practices and what they are designed to reward, (ii) each element of 2008 compensation and why we utilize that element, (iii) how we determine the amount of each compensation element and (iv) how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

What are the objectives of our compensation policies and practices for our named executive officers? What are they designed to reward?

Our compensation policies and practices for named executive officers are intended to:

•	Incentivize and reward the achievement of financial and operational performance, while taking into account the risks associated therewith;

•	Align the interests of our named executive officers and those of our shareholders; and

•	Assist in retaining the employment of our named executive officers.

In addition, where applicable, our compensation practices take into account factors other than financial returns and risks, such as adherence to our Code of Conduct and Ethics and other employee policies.

What are the elements of 2008 compensation for our named executive officers? Why do we use these elements?

In 2008 there were seven elements of compensation for our named executive officers:

•	Base Salary

•	Year-End Cash Bonus (paid in February 2009)

•	Annual Equity Incentive Plan Award (granted in February 2008)

•	Performance-Based Cash and Stock Awards (granted in June 2008)

•	Mid-Year Incentive Program Equity Incentive Plan Awards (granted in August 2008)

•	Mid-Year Bonus (granted in August 2008)

•	Other Awards and Amounts (including certain termination-related amounts)

Base Salary. In 2008 all of our named executive officers received an annual salary payable in equal installments on a semi-monthly basis.

Year-End Cash Bonus.  In February 2009 we paid our named executive officers a year-end cash bonus with respect to their 2008 service. Our Compensation Committee, at its sole discretion, determined the amount of each named executive officer’s year-end cash bonus at the beginning of 2009 based on 2008 performance. Pursuant to the terms of his employment agreement, Mr. Conacher is guaranteed a minimum bonus of $2.4 million cash and equity for 2008.  The bonus amounts that are discretionary may be as low as zero or instead be a significant amount.

Annual Equity Incentive Plan Award.  In February 2008, at the same time we paid our 2007 year-end cash bonuses, we made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan. These retention-based awards will be earned over a four-year service period that began on February 8, 2008 and vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. These Equity Incentive Plan awards are intended to align the recipients’ interests with those of our shareholders and to act as a device for retaining the recipients within our employment during the vesting period. In 2006, 2007 and 2008 we determined to use Restricted Stock Units as the form of equity award to grant to named executive officers (as opposed to, for example, option awards) due to the fact that we believe that Restricted Stock Units directly align the interests of our named executive officers with our shareholders as well as the fact that Restricted Stock Units are the form of equity award commonly utilized by competitors in our industry.

Performance-Based Awards.  In June 2008, the Compensation Committee determined to grant short-term performance-based cash and stock awards for a performance period beginning on April 1, 2008 and ending on December 31, 2008 to certain of our executive officers, including Messrs. Weisel, Conacher, Raymond and Carbeau.  Under the terms of the performance-based awards, recipients are entitled to receive cash and stock awards with an aggregate value based on the attainment of one or more performance metrics that relate to our adjusted firm net income or departmental revenues or operating income. A target performance award was established for each recipient based on achievement of targeted performance goals with respect to the performance metrics, although (i) there are no pre-established minimum aggregate award amounts, (ii) award amounts would not exceed the target performance award and (iii) award amounts would vary based on meeting the performance target or underperforming with respect to the target. The aggregate value of any recipient’s award calculated in accordance with the terms of the award might be reduced, in the discretion of the Compensation Committee, by up to 40%.

The performance metric applicable to Mr. Weisel and Mr. Conacher under their respective performance-based cash and stock awards was adjusted firm net income.  Adjusted firm net income is defined in the performance-based awards as the sum of:

•
pre-tax non-GAAP net income for such period calculated by adding to pre-tax net income for such period (a) non-cash expense for such period associated with our initial grant of restricted stock units made in connection with our initial public offering, (b) non-cash expense for such period associated with the amortization of intangible assets acquired as a result of our acquisition of Westwind on January 2, 2008, (c) the pre-tax impact during such period of all other charges for restructuring, extraordinary items, discontinued operations, non-recurring items and the cumulative effect of accounting changes required by GAAP and (d) an adjustment amount of $15 million; and

•	the expense associated with similar performance-based awards made to all executive officers.

Adjusted firm net income is a non-GAAP financial measure whose nearest comparable GAAP measure is pre-tax net income.

Mr. Raymond’s award was based on adjusted firm net income and investment banking operating income.  Investment banking operating income refers to revenue generated by and/or allocated to the investment banking department during the performance period, less expenses incurred by the investment banking department (such as transaction costs, market data costs and other costs that are controllable by the investment banking department), but not including firm overhead costs allocable to the investment banking department.

Mr. Carbeau’s award was based on adjusted firm net income and equities operating income.  Equities operating income refers to revenue generated by and/or allocated to the research, trading and sales departments during the performance period less expenses incurred by such department (such as clearing costs, transaction costs, market data costs and other costs that are controllable by such department), but not including firm overhead costs allocable to such departments.

Our Compensation Committee determined to provide the performance-based cash and stock awards to better align the compensation of those executives, including Messrs. Weisel, Conacher, Raymond and Carbeau with the performance of those aspects of our company over which they have responsibility.  In the case of Messrs. Weisel and Conacher, we determined to tie their respective performance-based awards to adjusted firm net income, as we believe that measure provides an indicator of our ability to generate returns on our operations and fund future growth.  With respect to Messrs. Raymond and Carbeau, we determined to base their respective performance-based awards in part on adjusted firm net income, in order to tie part of their respective awards to the broader performance of our company, as well as in part on investment banking operating income, in the case of Mr. Raymond, and equities operating income, in the case of Mr. Carbeau, to tie part of their respective awards to the financial performance of the portions of our company over which each has primary responsibility.

The performance-based awards would be paid in the form of cash and Restricted Stock Units or a functionally equivalent equity award with an aggregate value of the total performance award. The portion of the award to be paid in Restricted Stock Units (and the terms and method of valuing such Restricted Stock Units for such purpose) would be determined in the same manner as approved by the Compensation Committee with respect to 2008 year-end cash bonuses and Annual Equity Incentive Awards, subject to the Compensation Committee’s ability to utilize a different manner of allocation in the event that the Compensation Committee determines that there is not sufficient common stock capacity within the Equity Incentive Plan at the date the performance award vests.  The performance period ended on December 31, 2008, at which point it was determined that none of the individuals named above met their respective performance targets.  Accordingly, none of the individuals named above earned a performance award.

Mid-Year Incentive Program Equity Incentive Plan Awards.  In August 2008, our Compensation Committee determined to grant both long-term, performance-based and retention-based stock awards in the form of Restricted Stock Units pursuant to our Equity Incentive Plan.  This mid-year incentive program was designed to provide incentives to certain of our executive officers and other employees to remain at the company during an unprecedented time in the investment banking industry and to better align their compensation with specific mid-term company performance goals.

Pursuant to the terms of the performance-based awards, recipients’ awards will vest on the third anniversary of the grant date if all or a combination of the following performance criteria are fully or partially satisfied for the 12-month performance period of July 1, 2010 through June 30, 2011: average GAAP revenue per employee of zero to $1,000,000; GAAP net income margin of 0% to 10%; and GAAP return on equity of 0% to 20%. Each award vests one-third with respect to each performance measure, with the amount of the award vesting with respect to each performance measure equal to the percentage satisfaction of the particular measure.    The named executive officers receiving performance-based awards under this portion of the program were Shaugn Stanley – 75,000 units; Bradford Raymond – 125,000 units; and Tom Carbeau – 100,000 units.

Pursuant to the terms of the retention-based awards, recipients’ awards are subject only to time vesting.  These awards will be earned over a three-year service period that began in August 2008 and vest on August 6, 2011.  The named executive officers receiving retention-based awards under this portion of the program were Bradford Raymond – 25,000 units and Tom Carbeau – 25,000 units.

Mid-Year Bonus.  In August 2008, we made mid-year bonus payments in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan to certain of our officers and employees, including Mr. Conacher pursuant to the terms of his employment agreement.  The mid-year bonus payment made to Mr. Conacher is in partial satisfaction of his guaranteed 2008 bonus. The mid-year bonuses were implemented, in part, to facilitate the transition to the firm’s compensation regime of former Westwind employees, who previously received quarterly bonus awards under Westwind’s compensation regime.  These awards will be earned over a three-year service period that began in August 2008 and vest in three equal installments on the first, second and third anniversaries of the grant date.

Other Awards and Amounts.  We provided benefits to our named executive officers, which included paying certain term life insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums. In addition, in connection with his departure, we made a lump sum payment to Mr. Baylor.

On January 2, 2008 we announced the completion of our acquisition of Westwind and announced that, in connection with the integration of Westwind, we would more closely align the compensation practices of Thomas Weisel Partners and Westwind with one another and with industry practice by discontinuing the payment of mid-year retention bonuses. As a result, we accelerated the payment of amounts that would have been paid in July 2008 as mid-year cash retention bonuses to become part of our 2007 year-end cash bonuses. As a result of this acceleration, the compensation amounts reported for 2007 included, in addition to the 2007 year-end cash bonuses that would otherwise have been paid, both (i) the mid-year cash retention bonus paid in July 2007 and (ii) the accelerated payment of amounts that would have been paid in July 2008 as a mid-year cash retention bonus (and that would have been reported in 2008 compensation) had we not discontinued our practice of paying mid-year retention bonuses.

In February 2008, we paid 2007 year-end cash bonuses to certain employees who joined the firm in January 2008 as a result of the Westwind transaction, including Mr. Conacher.  The amounts paid were equal to the amount that such employees would have received from Westwind as a 2007 year-end bonus.

How do we determine the amount of each compensation element for our named executive officers?

The chart below illustrates the percentage of aggregate compensation (excluding the cost of life insurance, medical and disability benefits) paid to our named executive officers (other than Mr. Baylor) for 2008 that is non-discretionary (i.e., guaranteed salary and other guaranteed amounts) as opposed to discretionary (i.e., performance based bonuses).

2008 Aggregate Compensation to Named Executive Officers (excluding Mr. Baylor)

Discretionary vs. Non-Discretionary

Base Salary.  As a general matter we paid a $200,000 annual salary to each of our executive officers and each of our named executive officers is a party to an employment agreement with us specifying a $200,000 annual base salary. Further information regarding these employment agreements is set forth above under “—Executive Officer Employment and Other Agreements.” Our practice has been, and continues to be, that with respect to our Chief Executive Officer and other executives, base salary should, in a normal economic environment, constitute only a moderate portion of their overall compensation, while performance-based bonuses and Equity Incentive Plan awards should, in a normal economic environment, constitute the most significant portion of annual compensation.

Year-End Cash Bonus.  We manage our aggregate compensation and benefits expense in relation to our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), our available cash and the need to retain key employees.

In 2008, our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering) was 69% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities).

Our effort to balance the competing demands of retaining key employees by rewarding performance, preserving the firm’s cash and maintaining an appropriate ratio of compensation and benefits expense to our net revenue is the most significant factor in determining the aggregate amount of the year-end bonuses we have paid or will pay to our employees, including our named executive officers, with respect to service in 2008.

Certain 2008 compensation and benefits expense are not subject to a year-end discretionary determination, for example:

•	base salary amounts agreed at the beginning of or during 2008 and paid throughout the course of 2008;

•	formula- and commission-based amounts agreed at the beginning of or during 2008, including target amounts payable under our performance-based cash and stock awards;

•	guaranteed compensation amounts agreed to at the beginning of or during 2008 in connection with hiring or retaining specified individuals;

•	discretionary compensation amounts paid prior to the end of 2008 which, as a result, were non-discretionary as of the end of 2008;

•	equity award expense for equity awards granted prior to the end of 2008; and

•	benefits expense.

As a result, after taking into account aggregate amounts attributable to year-end non-discretionary amounts, the aggregate amount available for discretionary 2008 year-end bonus payments for all officers and employees was approximately $19.0 million. This aggregate amount is one of the significant factors that impacts the amount of year-end bonus we determine to pay to our named executive officers. With respect to our named executive officers, in 2008 the only year-end non-discretionary compensation and benefits expenses were (i) base salary expense, (ii) equity award expense for equity awards granted prior to the end of 2008, (iii) benefits expense; (iv) certain amounts paid to Mr. Baylor in connection with his departure; and (v) certain guaranteed bonus expenses payable to Mr. Conacher.

In addition to the aggregate amount available for discretionary 2008 year-end bonus payments, we take several other factors into consideration in determining the amount of discretionary year-end bonus payments to each of our professionals, including our named executive officers. In addition, with respect to our Chief Executive Officer, during 2008 our Compensation Committee together with management, developed a set of financial and non-financial metrics to utilize as one factor in evaluating his 2008 performance, although specific targets were not established in advance. The financial metrics included: net revenue, pre-tax income, shareholder return, return on equity, earnings per share and market share and other investment banking league table metrics. The non-financial metrics included: strategic goals, resource management, growth and maintenance of our brand, vision and culture and certain tactical matters. Finally, the history of our firm as a partnership and the integrated nature of all of our business activities were taken into account.

Annual Equity Incentive Plan Award.  Annual Equity Incentive Plan awards are intended to align the recipients’ interests with those of our shareholders and to act as a device for retaining the recipients within our employment during the vesting period. We take several factors into consideration in determining the amount of each recipient’s annual Equity Incentive Plan award, including individual performance, our financial results and competitive factors.

Performance-Based Awards.  As described above, Mr. Weisel and Mr. Conacher’s June 2008 performance-based awards are based on adjusted firm net income, Mr. Raymond’s performance-based award is based on adjusted firm net income and target investment banking operating income and Mr. Carbeau’s performance-based award is based on adjusted firm net income and target equities operating income. The target adjusted firm net income for Messrs. Weisel and Conacher for the April 1, 2008 to December 31, 2008 performance period was $19,849,000.  The target adjusted firm net income for Mr. Raymond for the April 1, 2008 to December 31, 2008 performance period was $19,849,000 and the target investment banking operating income was $33,195,000.  The target adjusted firm net income for Mr. Carbeau for the April 1, 2008 to December 31, 2008 performance period was $19,849,000 and the target equities operating income is $35,351,000.  In establishing the target performance metrics for each of Messrs. Weisel, Conacher, Raymond and Carbeau, the Compensation Committee sought to choose targets that were aligned with the our 2008 firm-wide plan and that were reasonably attainable during the performance period.  In determining the amount of each award, the Compensation Committee took into account each executive officer’s overall expected compensation package, the portion of the executive officer’s total compensation that is expected to be in cash and the portion that is expected to be in the form of equity and the vesting schedule of each executive officer’s outstanding equity.

As described above, although award amounts may not exceed the target performance award, they could be lower based on a failure to meet the target performance measure or in the event the Compensation Committee exercises its discretion to reduce the amount of the award by up to 40%.  In particular, the amount of Mr. Weisel’s actual award is equal to 14.107% of adjusted firm net income for the performance period, subject to the Compensation Committee’s discretion to reduce the amount of the award by up to 40%, and with a maximum amount payable equal to $2,800,000.  Mr. Conacher’s actual award is also equal to 14.107% of adjusted net firm income for the performance period, subject to the Compensation Committee’s discretion to reduce the amount of the award by up to 40%, and with a maximum amount payable equal to $2,800,000.  Under the terms of Mr. Conacher’s performance-based award, Mr. Conacher would be entitled to receive cash and stock awards only in the event that such amounts exceeded his 2008 guaranteed bonus.  Mr. Raymond’s actual award is equal to the sum of 2.141% of adjusted firm net income for the performance period plus 1.28% of investment banking operating income for the performance period, subject to the Compensation Committee’s discretion to reduce the amount of the award by up to 40%, and with a maximum amount payable equal to $850,000. Mr. Carbeau’s actual award is equal to the sum of 2.355% of adjusted firm net income for the performance period plus 1.322% of equities operating income for the performance period, subject to the Compensation Committee’s discretion to reduce the amount of the award by up to 40%, and with a maximum amount payable equal to $935,000.  In exercising its discretion to reduce the amount of an award, it is expected that the Compensation Committee would take into account the individual performance of an individual, as well as the historical and expected future performance of the company and the amounts available for compensation of other executive officers and employees, among other things.

Mid-Year Incentive Program Equity Incentive Plan Awards.  In choosing the specific performance measures and ranges of performance goals under the August 2008 incentive program, the Compensation Committee chose ranges that it believed to be reasonably attainable during the 2010 and 2011 performance period.  In determining the amount of awards to be provided to each executive officer under the incentive program, the Compensation Committee reviewed each executive officer’s outstanding equity awards and vesting schedules, as well as whether and to what extent the executive had participated in the June 2008 performance-based awards.  The Compensation Committee also considered compensation practices at competitors of ours, as described above.

Mid-Year Bonus.  As described above, we made mid-year bonuses, in part, to assist in the transition of former Westwind employees, including Mr. Conacher, to our compensation regime.  Westwind had historically paid quarterly bonuses while we have historically relied on year-end bonuses to compensate our employees.

 Other Awards and Amounts.  We have historically provided a benefit to certain executive officers, including our named executive officers, of paying certain term life insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums. In 2008 we continued this practice, as we believe that these are customary benefits provided to senior officers of companies like ours and these aspects of compensation are not material in relation to overall compensation paid to named executive officers.

How does each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

Overall, each of our compensation elements affects decisions regarding other compensation elements due to the fact that, as described above, in 2008 our efforts with respect to compensation and benefits expense was to balance the competing demands of retaining key employees by rewarding performance, preserving the firm’s cash and maintaining an appropriate ratio of compensation and benefits expense to our net revenues.  One result of this policy is that the decision to pay compensation in the form of one of our compensation elements often reduces the amount available to be paid under other compensation elements and, therefore, our decisions with respect to any one compensation element necessarily effect decisions regarding other compensation elements.

Base Salary.  Our decision to maintain base salaries for our named executive officers at $200,000 per annum in 2008 fits into our overall compensation objectives because it results in bonus payments being the majority of annual compensation paid to each named executive officer. This has the effect of making most of the annual compensation paid to named executive officers in a normal economic environment highly dependent on the factors that we utilize in determining bonuses, such as our overall financial and operational performance.

Year-End Bonus.  Numerous factors affect our decisions regarding year-end bonuses. The most significant factors, however, are an individual’s performance balanced against our financial performance and the compensation practices of our competitors. As a result, our decisions regarding year-end bonuses fit into our overall compensation objectives by being an incentive and reward for achieving financial and operational performance and by aligning the interests of our named executive officers with those of our shareholders.

Annual Equity Incentive Plan Award.  As in the case with our year-end bonus numerous factors affect our decisions regarding annual Equity Incentive Plan awards. The most significant factors, however, are our financial performance, the compensation practices of our competitors and the importance of retaining key professionals. As a result, our decisions regarding annual Equity Incentive Plan awards fit into our overall compensation objectives by not only acting as a device for retaining the recipients within our employment during the vesting period, but also by being an incentive and reward for achieving financial and operational performance and by aligning the interests of our named executive officers with those of our shareholders.

Performance-Based Awards.  Numerous factors affected our decisions to make performance-based awards to Messrs. Weisel, Conacher, Raymond and Conacher in June 2008.  The most significant factors, however, were our financial performance, the compensation practices of our competitors and the importance of retaining and incentivizing key professionals by aligning their compensation with the performance of those aspects of our company which they have responsibility.

Mid-Year Incentive Program Equity Incentive Plan Awards.  Numerous factors affected our decisions regarding the mid-year incentive program Equity Incentive Plan Awards.  The most significant factors were the need to retain and incentive our executive officers in certain functional areas, especially in light of events impacting our industry, compensation practices of our competitors, and our financial performance.

Mid-Year Bonus.  Numerous factors affect our decisions regarding mid-year bonuses. The most significant factors, however, are an individual’s performance balanced against our financial performance.  As described above, in general mid-year bonuses are a transitional accommodation to former Westwind employees as they transition to our compensation regime

Compensation Committee Report

The members of the Compensation Committee have reviewed and had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above and have unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee: Mr. Barger (Chairman), Mr. Koogle and Mr. Irby.

Audit Committee Report

At its meeting on March 10, 2009, the Audit Committee (i) reviewed and discussed our 2008 consolidated financial statements with our management, (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 144, as amended, and (iii) discussed with Deloitte & Touche LLP its independence (and subsequently received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1). Based on the foregoing, at its March 10, 2009 meeting, the Audit Committee unanimously recommended to the Board of Directors that the 2008 audited consolidated financial statements be included in our 2008 Annual Report on Form 10-K as filed with the SEC.

Members of the Audit Committee: Mr. McCaffery (Chairman) and Mr. Brown.

Information provided under the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or “filed” with the SEC, or incorporated by reference in any filing we make under the Securities Act or the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material or specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

OTHER MATTERS

Other Business

The Board of Directors does not currently intend to bring any other business before the Annual Meeting and, to the knowledge of the Board of Directors, no other matters other than those indicated above are to be brought before the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, the proxy holders will, in their discretion, vote on it in accordance with their own best judgment.

Shareholder Proposals for 2010 Annual Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 Annual Meeting of Shareholders must have submitted their proposals to our Secretary on or before December 3, 2009. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with Section 1.11(b) of our By-Laws, for a matter not included in our proxy materials to be properly brought before the 2010 Annual Meeting of Shareholders, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104 as follows:

(i) If the 2010 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the 2009 Annual Meeting , such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the 2009 Annual Meeting;

(ii) If, and only if, the 2010 Annual Meeting is not scheduled to take place within 30 days before or after the first anniversary date of the 2009 Annual Meeting, such notice shall be delivered before the close of business on the later of (a) the date ninety days prior to the date of the 2010 Annual Meeting or (b) the tenth day following the date on which the date for the 2010 Annual Meeting is first publicly announced or disclosed.

Assuming that the 2010 Annual Meeting occurs within 30 days before or after the first anniversary date of the 2009 Annual Meeting, any such notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than January 20, 2010 and no later than February 20, 2010.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2009

Pursuant to new SEC rules, we have elected to provide access to our proxy materials by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. Copies of this proxy statement, the form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2008 including financial statements are available at our website at www.tweisel.com and upon written request and without charge to any shareholder by writing to: General Counsel, One Montgomery Street, Suite 3700, San Francisco, California 94014. For directions on how to attend the Annual Meeting and vote in person, please contact our General Counsel’s Office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement has been sent to your address.

We will promptly deliver separate copies of our proxy statement at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request (or a request to have only a single copy of our proxy statement delivered to your address) by mail to our General Counsel’s office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Communicating with the Board of Directors

Shareholders may communicate with the Board of Directors, or any committee or member of the Board of Directors, by writing to: Board of Directors, Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attn: General Counsel’s Office. All such communications are reviewed by our General Counsel and, subject to the following sentence, presented to the Board of Directors at the regularly scheduled meeting of the Board of Directors subsequent to receipt. Communications such as spam, junk mail, mass mailings, job inquiries, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board of Directors.

By Order of the Board of Directors,

/s/ Mark P. Fisher

Mark P. Fisher

Secretary

April 2, 2009

THOMAS WEISEL PARTNERS GROUP, INC.                                                                                     VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Thomas Weisel Partners Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Thomas Weisel Partners Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THOMAS WEISEL PARTNERS GROUP, INC.
The Board of Directors unanimously recommends a vote “FOR” proposal numbers 1 and 2.

Vote on Directors

Item 1 – Election of Directors – Election of seven (7)                                                                                                          To withhold authority to vote for any individual
           Members of the Board of Directors:                                                                                                                 nominee(s), mark “For All Except” and write the
                       number(s) of the nominee(s) on the line below.
(01) Thomas W. Weisel                                                          For All   Withhold All   For All Except
(02) Matthew R. Barger                                                           0             0                  0               _______________________
(03) Michael W. Brown
(04) B. Kipling Hagopian
(05) Timothy A. Koogle
(06) Alton F. Irby III
(07) Thomas I.A. Allen

Vote On Proposals

Item 2 - Ratify Appointment of Independent Auditors:

To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009

For   Against   Abstain
 0        0          0

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

______________________________________  ___________                                                                                     ______________________________________  ___________

Signature                                                       Date                                                  Signature (joint owners)                                             Date

P-1

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF
THOMAS WEISEL PARTNERS GROUP, INC.
One Montgomery Street
San Francisco, California 94104

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder hereby appoints Thomas W. Weisel, Lionel F. Conacher and Mark P. Fisher, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Thomas Weisel Partners Group, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or adjournment or postponement thereof, to be held May 20, 2009, at 8:00 a.m., Pacific Time, at One Montgomery Street, 35th Floor, San Francisco, California 94104 to consider and act upon the matters as designated on the reverse side. Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors for the nominees listed on the reverse side, for the other proposals listed on the reverse side and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on April 1, 2009, as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.

Please date, sign and mail your proxy card as soon as possible
(continued and to be signed on the reverse side)

P-2